Exhibit 10.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of February 9, 2018

by and between

TRMT CB LENDER LLC,
as Seller,

and

CITIBANK, N.A.,
as Buyer

i

EXHIBITS

Exhibit I	Names and Addresses for Communications
Exhibit II	Form of Transaction Request
Exhibit III	Form of Confirmation Statement
Exhibit IV	Authorized Representatives of Seller
Exhibit V	Form of Power of Attorney
Exhibit VI	Form of Covenant Compliance Certificate
Exhibit VII	Due Diligence Checklist
Exhibit VIII	Form of Margin Call Notice
Exhibit IX	Form of Servicer Letter
Exhibit X	Representations and Warranties Regarding Each Individual Purchased Asset

ii

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of February 9, 2018 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between TRMT CB LENDER LLC, a Delaware limited liability company (“Seller”), and CITIBANK, N.A., a national banking association (including any successor thereto, “Buyer”).

ARTICLE 1

APPLICABILITY

Subject to the terms of the Transaction Documents, from time to time the parties hereto may enter into transactions in which Seller will sell to Buyer, all of Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Purchased Items (as defined herein) (collectively, the “Assets”) subject to the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to re-sell back to Seller, and by Seller to repurchase, such Assets at a date certain or on demand, subject to the transfer of funds by Seller to Buyer.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by Seller and Buyer, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits, schedules or annexes identified herein as applicable hereunder.  Each individual transfer of an Eligible Asset shall constitute a distinct Transaction.  Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Buyer to engage in Transactions, but sets forth the requirements under which Buyer would consider entering into Transactions from time to time.  At no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Buyer.  Any commitment to enter into a Transaction shall be subject to Buyer’s sole discretion, shall be evidenced by Buyer’s delivery of a Confirmation pursuant to Article 3(c)(ii) and shall be subject to satisfaction of all terms and conditions of this Agreement.

ARTICLE 2
DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“Accelerated Repurchase Date” shall have the meaning specified in Article 13(b)(i).

“Accepted Servicing Practices” shall have the meaning set forth in the Servicing Agreement.

“Account Bank” shall mean PNC Bank National Association or any successor approved by Buyer in its sole discretion.

“Account Control Agreement” shall mean that certain Account Control Agreement, dated as of the Closing Date, among Buyer, Seller and Account Bank with respect to the Collection Account, as the same may be amended, modified, and/or restated from time to time, and/or any replacement agreement.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any Insolvency Law, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief, or, in the case of a petition not initiated by, on behalf of or with the consent of Seller, is not dismissed or stayed within sixty (60) days; (b) the seeking of or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making of a general assignment for the benefit of creditors; (e) the admission in writing by such Person of its inability to pay its debts or discharge its obligations as they become due or mature (including without limitation, its obligations under any Transaction Documents); or (f) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Alternative Rate” shall have the meaning specified in Article 3(g).

“Alternative Rate Transaction” shall mean, any Transaction with respect to which the Pricing Rate is determined with reference to the Alternative Rate.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 9(kk).

“Applicable Spread” shall have the meaning specified in the Fee Letter.

“Appraisal” shall mean a FIRREA compliant appraisal of the related Mortgaged Property from a third party appraiser in form and substance satisfactory to Buyer.

“Asset Schedule and Exception Report” shall have the meaning specified in the Custodial Agreement.

“Assets” shall have the meaning specified in Article 1.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage.

“Bailee Agreement” shall mean a Bailee Agreement among Seller, Buyer and Settlement Agent in form and substance acceptable to Buyer in its sole discretion.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, or any successor statute.

“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange or banks in the State of New York or the state in which the Collection Account is located are authorized or obligated by law or executive order to be closed.

“Buyer” shall have the meaning specified in the introductory paragraph hereof.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Change of Control” shall mean the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 35% or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors (other than the Manager, the Manager’s Parent or any Person Controlled by Manager’s Parent), (b) the Guarantor shall cease to directly or indirectly own and Control, of record and beneficially, 100% of the direct interests of Seller, (c) Manager’s Parent shall cease to directly or indirectly own and Control, of record and beneficially, 100% of the interests of the Manager, and (d) the Manager shall cease to act as the external manager for the Guarantor pursuant to the Management Agreement.

“Closing Date” shall mean February 9, 2018.

“Collateral” shall have the meaning specified in Article 6(a).

“Collection Account” shall have the meaning specified in Article 5(c).

“Commercial Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of office, retail, industrial, self-storage and/or mixed use properties.

“Confidential Information” shall have the meaning specified in Article 28(j).

“Confirmation” shall mean a confirmation substantially in the form of Exhibit III hereto, as same may be amended, modified and/or restated from time to time.

“Contingent Liabilities” shall mean, with respect to any Person as of any date of determination, all of the following as of such date: (a) liabilities and obligations (including any Guarantees) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off-Balance Sheet Rules defined below), (b) obligations, including Guarantees, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non-Recourse Indebtedness, lease, dividend or other obligation, excluding, however, (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), (ii) guarantees of non-monetary obligations which have not yet been called on or quantified, of such Person or any other Person and (iii) reasonable and customary “bad boy” acts agreed to by such person (as a guarantor thereunder) in connection with a mortgage loan or mezzanine loan transaction, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender which is not or, in the case of a future advance obligation under an Eligible Asset, will not be fully offset by a corresponding asset.  The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person.  “Off-Balance Sheet Rules” shall mean the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified of 17 CFR Parts 228, 229 and 249).

“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Covenant Compliance Certificate” shall mean an officer’s certificate from Seller substantially in the form of Exhibit VI attached hereto.

“Covered Taxes” shall mean any Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer under the Transaction Documents excluding (a) income taxes, branch profits taxes, franchise taxes or any other Taxes imposed on net income (however denominated) or any similar Taxes imposed by the jurisdiction in which Buyer is organized, maintains either its principal office or a lending or purchasing office, or any other jurisdiction in which Buyer is engaged in a trade or business, or any political subdivision of any thereof or that are Other Connection Taxes, (b) any and all withholding Taxes imposed by the laws of the United States of America that are in effect (x) as of the date of this Agreement, or (y) as of the date when Buyer becomes a buyer pursuant to Article 18(b), (c) any Taxes attributable to Buyer’s or any assignee’s of Buyer failure to comply with Article 5(k)(v) or Article 18(f), (d) any U.S. federal withholding Taxes imposed under FATCA, and (e) any Tax imposed on a transferee, assignee or participant at the time it acquired its interest in a Transaction, except, in each case, to the extent the relevant transferor, assignor or Buyer was entitled to receive additional amounts hereunder.

“Credit Event” shall mean, with respect to any Purchased Asset, a material adverse change in the credit characteristics of the related Mortgaged Property, any related Mortgagor or other obligor (including, without limitation, any guarantor, participant or sponsor) or the related commercial real estate market in which the Mortgaged Property is located; provided, however, that a Credit Event shall not be deemed to exist solely as a result of any event that results in the increase or decrease of interest rate spreads or other similar benchmarks (including, without limitation, U.S. treasury rates, interest rate swaps, LIBOR or the prime rate) or any disruption in the commercial mortgage backed securities markets, capital markets or credit markets.  Any determination that a Credit Event has occurred shall be made by Buyer in its sole but good faith business judgment.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among Custodian, Seller and Buyer, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodial Delivery” shall mean compliance by Seller with the delivery obligations set forth in Section 2.02 of the Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor custodian approved by Buyer in its sole discretion.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Due Diligence Checklist” shall mean, with respect to any Eligible Asset, the due diligence materials set forth on Exhibit VII hereto.

“Due Diligence Package” shall mean, with respect to any Eligible Asset, (a) the items on the Due Diligence Checklist, in the case of each item, to the extent applicable, (b) the Requested Exceptions Report and (c) such other documents or information as Buyer or its counsel shall reasonably deem necessary.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(d).

“Early Repurchase Date” shall have the meaning specified in Article 3(d).

“Economic Sanctions” shall have the meaning specified in Article 9(hh).

“Effective Date” shall mean February 9, 2018.

“Effective Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Eligibility Criteria” shall mean (i) the proposed Purchased Asset is a Mortgage Loan accruing interest at a floating rate based on LIBOR, (ii) after giving effect to the purchase of the proposed Purchased Asset, the Portfolio Purchase Price Debt Yield (including the proposed Purchased Asset), as determined by Buyer, will be greater than the Minimum Portfolio Purchase Price Debt Yield, (iii) there is no monetary or material non-monetary default or event of default (beyond all applicable notice and grace periods) under the related Purchased Asset Documents, (iv) the Mortgaged Property LTV of the proposed Purchase Asset will not exceed the Mortgaged Property LTV Threshold and (v) the maximum term of the proposed Purchased Asset, including all extension options, is not more than five (5) years.

“Eligible Asset” shall mean any performing, floating-rate Mortgage Loan (i) that is approved by Buyer in its sole and absolute discretion, (ii) with respect to which, upon such Eligible Asset becoming a Purchased Asset, the applicable representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all material respects except to the extent disclosed in a Requested Exceptions Report approved by Buyer, (iii) which is secured by stabilized or unstabilized Commercial Assets, Multifamily Assets or Hotel Assets (provided that other property types will be considered by Buyer on a case-by-case basis) and is not secured by any land loans, properties under ground up construction or for-sale residential properties and (iv) that satisfies the Eligibility Criteria as of any date of determination as determined by Buyer in its sole discretion (except to the extent waived by Buyer as of the Purchase Date).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Article 13(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Exit Fee Side Letter” shall mean the side letter agreement, dated as of the date hereof, from Citigroup Global Markets, Inc. and accepted and agreed by Seller, as same may be amended, modified and/or restated from time to time.

“Facility Amount” shall have the meaning specified in the Fee Letter.

“Facility Expiration Date” shall mean the day that is the earlier of (i) the Stated Facility Expiration Date and (ii) any Accelerated Repurchase Date.

“FATCA” means Internal Revenue Code sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code.

“FDIA” shall have the meaning specified in Article 21(c).

“FDICIA” shall have the meaning specified in Article 21(d).

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three (3) federal funds brokers of recognized standing selected by it; provided that such selected brokers shall be the same brokers as selected for all of Buyer’s other repurchase customers where the Federal Funds Rate is to be applied, to the extent such brokers are available.

“Fee Letter” shall mean the letter agreement, dated as of the date hereof, from Buyer and accepted and agreed by Seller, as same may be amended, modified and/or restated from time to time.

“Filings” shall have the meaning specified in Article 6(c).

“Future Advance Failure” shall have the meaning specified in Article 11(m).

“Future Funding Advance Draw” shall have the meaning specified in Article 3(e)(iii).

“Future Funding Advance Draw Request” shall have the meaning specified in Article 3(e)(iii).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” shall mean, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith in accordance with GAAP.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Tremont Mortgage Trust, a Maryland real estate investment trust, or any respective successor thereto, and any other guarantor that joins the Guaranty with the consent of Buyer granted in its sole discretion.

“Guarantor Threshold” shall have the meaning specified in the Fee Letter.

“Guaranty” shall mean the Guaranty, dated as of the date hereof, from Guarantor in favor of Buyer, as same may be amended, modified and/or restated from time to time.

“Hotel Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of one or more hotel properties.

“Income” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset by or on behalf of Seller, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, plus all proceeds from sale or other disposition of such Purchased Asset, but excluding all related security deposits, escrow and reserve payments, account fees and all expense reimbursement payments, which shall be applied pursuant to the Servicing Agreement.  For the avoidance of doubt, Income shall not include origination fees and expense deposits paid in connection with the origination and closing of the Purchased Asset.

“Indebtedness” shall mean, with respect to any Person on any date, all of the following on such date, whether or not included as indebtedness or liabilities in accordance with GAAP determined without duplication:

(i)                                     obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise);

(ii)                                  obligations, whether or not for money borrowed (A) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (B) evidenced by bonds, debentures, notes or similar instruments, (C) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (D) in connection with the issuance of preferred equity or trust preferred securities;

(iii)                               Capitalized Lease Obligations;

(iv)                              reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment);

(v)                                 Off-Balance Sheet Obligations;

(vi)                              obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(vii)                           as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, committed future funding obligations which are not fully offset by a corresponding asset, purchase obligations, repurchase obligations, sale/buy-back agreements, takeout commitments or forward equity commitments which are not fully offset by a corresponding asset, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of equity interests (other than mandatory redeemable stock));

(viii)                        all Non-Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (other than pursuant to any guarantee of customary non-recourse exceptions, but only to the extent they are contingent);

(ix)                              all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens permitted hereunder) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided that, if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien;

(x)                                 all Contingent Liabilities;

(xi)                              all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services;

(xii)                           indebtedness of general partnerships for which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise); and

(xiii)                        obligations to fund capital commitments under any articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents, subscription agreement or otherwise.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Amounts” and “Indemnified Parties” shall each have the meaning specified in Article 25(a).

“Independent Director” shall mean a natural Person who:

(a)                                 is not at the time of initial appointment and has never been, and will not while serving as Independent Director be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Director of Seller or any Affiliate thereof), attorney or counsel of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Director of such party) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person Controlled, Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; and

(b)                                 is provided by CT Corporation, Corporation Service Company, National Corporate Research, Ltd., National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or Lord Securities Company, or if none of these companies is then providing professional independent directors, another nationally recognized company reasonably acceptable to Buyer, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or independent members in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders or borrowers originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is an employee of such a company or companies at all times during his or her service as an Independent Director.

A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent member of a “special purpose entity” that is an Affiliate of any Seller Party (provided that such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent member of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  A natural person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, dissolution, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and the regulations promulgated and rulings issued thereunder.

“Knowledge” shall mean, whenever in this Agreement or any of the Transaction Documents, or in any document or certificate executed on behalf of any Person pursuant to the Transaction Documents, reference is made to the knowledge of any such Person shall mean the actual knowledge of the chief financial officer or chief executive officer (whether by use of the words “knowledge” or “know”), unless otherwise expressly specified of such Person.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one month period, that appears on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date.  If such rate does not appear on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the applicable Transaction. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of such Transaction. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error.  Buyer’s determination of LIBOR shall be binding and conclusive on Seller absent manifest error.  Notwithstanding the foregoing, in no event shall LIBOR be less than zero.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“Manager” shall mean Tremont Realty Advisors LLC, a Maryland limited liability company.

“Manager’s Parent” shall mean The RMR Group LLC, a Delaware limited liability company.

“Management Agreement” shall mean that certain Management Agreement, dated as of September 18, 2017, between Guarantor and Manager.

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Asset (a) such Purchased Asset is subject to a material breach of a representation and warranty set forth in Exhibit X hereto, as determined by Buyer, in its sole discretion exercised in good faith (except to the extent disclosed in a Requested Exceptions Report and approved by Buyer in writing), (b) in respect of which the complete Purchased Asset File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement (except to the extent disclosed in a Trust Receipt issued by the Custodian on or prior to the Purchase Date), (c) such Purchased Asset has been released from the possession of the Custodian under the Custodial Agreement to the Seller for a period in excess of the time period permitted under the Custodial Agreement, (d) a Purchased Asset Event of Default exists with respect to such Purchased Asset, (e) such Purchased Asset has not been repurchased on the applicable Repurchase Date or (f) the failure of any Purchased Asset to qualify for safe harbor treatment as contemplated in Article 21.

“Margin Amount” shall have the meaning specified in the Fee Letter.

“Margin Call Notice” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall mean an amount equal to the positive difference (if any) between the aggregate Margin Amount for all Purchased Assets and the aggregate Market Value of all Purchased Assets (for the avoidance of doubt, a Margin Deficit shall exist at any time when the aggregate Margin Amount of all Purchased Assets is greater than the aggregate Market Value of all Purchased Assets).

“Margin Excess” shall mean, with respect to any Purchased Asset on any date, the product of (a) the amount by which the Market Value of such Purchased Asset exceeds the Margin Amount of such Purchased Asset on such date, multiplied by (b) the Maximum Purchase Price Percentage for such Purchased Asset.

“Margin Excess Advance” shall have the meaning specified in Article 3(e)(iv).

“Margin Excess Request” shall have the meaning specified in Article 3(e)(iv).

“Margin Percentage” shall have the meaning specified in the Fee Letter.

“Market Value” shall mean, with respect to any Purchased Asset, on any date, the lesser of (i) the market value for such Purchased Asset, as determined by Buyer in its sole discretion exercised in good faith, and (ii) the outstanding principal balance of such Purchased Asset.  The Market Value of a Purchased Asset as of the Purchase Date will be set forth in the Confirmation executed in connection with the Transaction for such Purchased Asset, and notwithstanding anything to the contrary contained herein or in any Transaction Document, such Market Value will not be adjusted by Buyer for any Purchased Asset after the related Purchased Date except upon the occurrence and during the continuance of a Credit Event with respect to such Purchased Asset.   Without limiting the foregoing, the Market Value may be reduced by Buyer, at Buyer’s discretion, exercised in good faith (including to zero) with respect to any Purchased Asset (i) in respect of which there is a material breach of any representation or warranty contained in this Agreement (other than a breach disclosed to Buyer in a Requested Exceptions Report), (ii) in respect of which a monetary or material non-monetary Purchased Asset Event of Default has occurred and is continuing under the related Purchased Asset Documents, or (iii) if such Purchased Asset is not repurchased on its Repurchase Date, from and after the Repurchase Date of such Purchased Asset.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise), or results of operations (or prospects) of the Seller Parties, taken as a whole, (b) the ability of any Seller Party to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Buyer under any of the Transaction Documents, in each case determined by Purchase in its sole discretion exercised in good faith.

“Minimum Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in (subject to Permitted Encumbrances) an estate in fee simple in real property and the improvements thereon or a ground lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more Commercial Assets, Multifamily Assets or Hotel Assets (provided that other property types will be considered by Buyer on a case-by-case basis).

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean, with respect to any Mortgage Loan, the mortgaged property securing such Mortgage Loan.

“Mortgaged Property LTV” shall mean, on any date with respect to any Purchased Asset, a fraction (expressed as a percentage) (A) the numerator of which is the outstanding principal balance of such Purchased Asset and (B) the denominator of which is the “as-is” appraised value as identified on the Appraisal(s) of the related Mortgaged Property or Mortgaged Properties.

“Mortgaged Property LTV Threshold” shall have the meaning set forth in the Fee Letter.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Multifamily Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of real property with five (5) or more residential units (including mixed use multi-family/office and multi-family retail) as to which the majority of the underwritten revenue is from residential rental units, and which may include mobile housing and student housing.

“Non-Recourse Indebtedness” shall mean Indebtedness of a Person for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Act of Insolvency, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or to a special purpose vehicle subsidiary of such Person whose only assets are such specific assets (solely to the extent that such special purpose vehicle is not subject to a substantive consolidation with such Person).

“Non-U.S. Person” shall have the meaning specified in Article 5(k)(v).

“Off-Balance Sheet Obligations” shall mean, with respect to any Person on any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Insolvency Laws, would be characterized as Indebtedness, (b) monetary obligations under any sale and leaseback transaction which does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as Indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Other Connection Taxes” shall mean Taxes imposed on Buyer or an assignee of the Buyer’s rights and obligations under this Agreement as a result of a present or former connection between Buyer or such assignee and the jurisdiction imposing such Tax (other than connections arising from Buyer or such assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document).

“Other Taxes” shall have the meaning specified in Article 5(k)(ii).

“Participant Register” shall have the meaning specified in Article 18(e).

“Patriot Act” shall have the meaning specified in Article 9(hh).

“Permitted Encumbrances” shall mean, with respect to any Purchased Asset (a) such liens, easements, rights and encumbrances as are permitted by the related Purchased Asset Documents and (b) Liens granted pursuant to the Transaction Documents.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.

“Pre-Purchase Legal/Due Diligence Review Fee” shall mean a non-refundable fee payable by Seller to Buyer, in the amount of Buyer’s reasonable attorneys’ fees and disbursements, plus incidentals, actually incurred by Buyer in connection with each proposed Purchased Asset to be subject to a Transaction.

“Pricing Rate” shall have the meaning specified in the Fee Letter.

“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(c).

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) London Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date, (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the scheduled Repurchase Date for such Purchased Asset.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received as, or applied to, as a payment or prepayment of principal in respect thereof.

“Prohibited Person” shall mean (i) a person or entity whose name appears on, is directly or indirectly owned or controlled by anyone appearing on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (ii) any foreign shell bank and (iii) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.  See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Buyer purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall have the meaning specified in the Fee Letter.

“Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.

“Purchase Price Differential” shall have the meaning specified in the Fee Letter.

“Purchase Price LTV” shall have the meaning specified in the Fee Letter.

“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset, and any related rights, interests or claims of any kind with respect to such Eligible Asset sold by Seller to Buyer in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller), in the case of each of sub-clauses (a) and (b) above, including to the extent related to the Purchased Assets, all of Seller’s right, title and interest in and to, (i) the Purchased Asset Documents, (ii) the Servicing Rights, (iii) the Servicing Agreement, (iv) the Servicing Records, (v) mortgage guaranties, mortgage insurance, insurance policies, insurance certificates, insurance claims, insurance proceeds, collection and escrow accounts, letters of credit, forward trades and take out commitments, (vi) the principal balances of the Purchased Assets, not just the amount advanced by Buyer to Seller in respect of the Purchase Price of such Purchased Asset, (vii) Income, (viii) indemnities, warranties or other credit support or enhancement, (ix) all related pledged collateral and (x) all supporting obligations of any kind.  Any Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset Event of Default” shall mean for any Purchased Asset, an “Event of Default” as defined in the Purchased Asset Documents for such Purchased Asset.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” with respect to each Purchased Asset in the Custodial Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement and/or the Custodial Agreement.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(a)                                 the Purchased Assets;

(b)                                 all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;

(c)                                  all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(d)                                 all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Qualified Transferee” shall mean (a) any real estate investment trust, insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, sovereign fund, government entity or plan, investment company, money management firm or investment fund or (b) any Affiliate of Buyer.

“Qualified Transferee Requirements” shall mean any requirement under any Purchased Asset Document that the holder or the transferee of the related Purchased Asset be a qualified or eligible transferee, qualified institutional lender or qualified or eligible lender (however defined).

“Register” shall have the meaning specified in Article 18(d).

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to in writing by Seller and Buyer.

“Representatives” shall have the meaning specified in Article 28(j).

“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the applicable Confirmation, or if such day is not a Business Day, the immediately following Business Day; (b) the maturity date of such Purchased Asset (as same may be extended pursuant to the Purchased Asset Documents); (c) the Facility Expiration Date; (d) the Early Repurchase Date with respect to such Purchased Asset; (e) the Accelerated Repurchase Date; (f) the date set forth in Article 3(i)(1)(B); (g) the second (2nd) Business Day following a Principal Payment in full with respect to such Purchased Asset prior to the related maturity date; or (h) the date set forth in Article 11(m) following the occurrence of a Future Advance Failure with respect to such Purchased Asset.

“Repurchase Obligations” shall have the meaning specified in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to Seller; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date; (iii) all accrued and unpaid out of pocket costs and expenses (including, without limitation, the fees and expenses of counsel) of Buyer relating to such Purchased Assets not previously paid or reimbursed by Seller; and (iv) any other amounts due and owing by Seller to Buyer and its Affiliates pursuant to the terms of the Transaction Documents as of such date (including, without limitation, any amount payable pursuant to Article 3(f)(ii) or any Exit Fee payable pursuant to the Fee Letter).

“Requested Exceptions Report” shall mean, with respect to any proposed Purchased Asset, a list delivered to Buyer as part of the Due Diligence Package containing any and all exceptions to the representations and warranties and any other Eligibility Criteria contained in this Agreement applicable to such proposed Purchased Asset (or that will be applicable to such proposed Purchased Asset if it becomes a Purchased Asset).

“Requirement of Law” shall mean, as of any date, any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“S&P” shall mean Standard and Poor’s Ratings Services and any successor or successors thereto.

“SEC” shall have the meaning specified in Article 22(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning specified in the introductory paragraph hereof.

“Seller Party” shall mean, collectively or individually, as the context may require, Seller and Guarantor.

“Seller Threshold” shall have the meaning specified in the Fee Letter.

“Servicer” shall mean (i) Midland Loan Services, a Division of PNC Bank National Association, for so long as it maintains a primary and special servicer rating of “above average” or better from S&P, or (ii) any other third-party servicer (a) having a primary and special servicer rating of “above average” or better from S&P, and (b) approved by Buyer in its reasonable discretion.

“Servicer Letter” shall have the meaning specified in Article 27(e).

“Servicing Agreement” shall mean the Servicing Agreement, dated as of February 9, 2018, among Servicer, Manager and Seller, as same may be amended, modified and/or restated, or any replacement thereof with a successor Servicer, which replacement servicing agreement is acceptable to Buyer in its sole discretion exercised in good faith.

“Servicing Records” shall have the meaning specified in Article 27(f).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice the Purchased Assets or to possess related Servicing Records.

“Settlement Agent” shall mean a nationally recognized title company, escrow company or law firm, as applicable, in accordance with local law and practice, which is a party to the Bailee Agreement and is approved by Buyer in its sole and absolute discretion.

“Significant Modification” shall mean:

(i)                                     any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset (or related Mortgage Loan, as applicable) or any extension of the maturity date of such Purchased Asset (or related Mortgage Loan, as applicable), except pursuant to the exercise of any extension term expressly provided in the related Purchased Asset Documents for which there is no material lender discretion;

(ii)                                  any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset (or related Mortgage Loan, as applicable) or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Purchased Asset Documents (or related Mortgage Loan, as applicable) and for which there is no material lender discretion (it being acknowledged that Seller’s right to calculate the debt service coverage ratio, debt yield, loan to value ratio or other similar financial tests (but not the waiver or modification of any such tests) shall not be considered material lender discretion for purposes of this clause (ii));

(iii)                               any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset (or related Mortgage Loan, as applicable) or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents; and

(iv)                              any acceptance of an assumption agreement releasing a Mortgagor from liability under a Purchased Asset (or related Mortgage Loan, as applicable) other than pursuant to the specific terms of such Purchased Asset (or related Mortgage Loan, as applicable) and for which there is no material lender discretion.

“SIPA” shall have the meaning specified in Article 22(a).

“Stated Facility Expiration Date” shall mean February 9, 2021.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction” shall have the meaning specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, the Fee Letter, the Exit Fee Side Letter, the Guaranty, the Custodial Agreement, the Servicing Agreement, the Servicer Letter (if any), the Account Control Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, all other documents executed in connection with this Agreement or any Transaction and all exhibits, annexes, schedules and other attachments to any of the foregoing, in each case, as such document may be amended, modified and/or restated from time to time.

“Transaction Request” shall mean a transaction request substantially in the form of Exhibit II hereto.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Buyer in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Article 6(c).

“UCC Filing Jurisdiction” shall mean, with respect to Seller, the State of Delaware.

“UCC Financing Statement” shall have the meaning specified in Article 3(b)(i)(K).

“Unused Fee” shall have the meaning specified in the Fee Letter.

“Upfront Fee” shall have the meaning specified in the Fee Letter.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Volcker Rule” shall have the meaning specified in Article 9(x).

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.  All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The term “include” or “including” shall mean without limitation by reason of enumeration.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.  In addition, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be subject in all cases to the implied covenant of good faith and fair dealing.

ARTICLE 3
INITIATION; CONFIRMATION; TERMINATION; FEES

(a)                                 Initiation and Confirmation.  (i) On or after the Effective Date but prior to the Facility Expiration Date, Seller may, from time to time request that Buyer enter into a Transaction with respect to a proposed Purchased Asset by delivering to Buyer a Transaction Request and Due Diligence Package.  Buyer shall have the right to request such additional diligence materials with respect to a proposed Purchased Asset as Buyer deems necessary in its sole discretion.  Buyer shall use commercially reasonable efforts to, within ten (10) Business Days after receipt of a Transaction Request, Due Diligence Package and additionally requested diligence materials, (i)(A) complete its due diligence review of the proposed Purchased Asset and (B) receive an internal credit decision with respect to the proposed Transaction and (ii) upon completion of the conditions in the preceding clause, (A) notify Seller that the proposed Transaction is approved by delivering to Seller a duly completed Confirmation executed by Buyer or (B) notify Seller that the proposed Transaction is disapproved; provided that Buyer’s decision to approve any Transaction shall be made in Buyer’s sole and absolute discretion.  Upon receipt of a completed Confirmation executed by Buyer, Seller shall evidence its agreement to proceed with the proposed Transaction by promptly returning to Buyer a counter-executed Confirmation.  Unless Buyer and Seller agree otherwise in writing, Buyer’s failure to respond to Seller within the time period set forth in the preceding sentence shall be deemed disapproval of Seller’s request to enter into a proposed Transaction.  For the avoidance of doubt, Seller acknowledges that at no time shall Buyer be obligated to agree to purchase or effect the transfer of any asset proposed by Seller.

(ii)                                  Upon the satisfaction of all conditions set forth in Article 3(b) for the initial Transaction and Article 3(c) for each Transaction (including the initial

Transaction), the proposed Purchased Asset shall be transferred to Buyer as specified in Article 7(a).

(iii)                               Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby.  In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.

(b)                                 Conditions Precedent to Initial Transaction.  Buyer’s agreement to enter into the initial Transaction is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent:

(i)                                     Delivery of Documents.  The following documents, shall have been delivered to Buyer:

(A)                               this Agreement, duly completed and executed by each of the parties hereto;

(B)                               the Fee Letter, duly completed and executed by each of the parties thereto;

(C)                               the Exit Fee Side Letter, duly completed and executed by each of the parties thereto;

(D)                               the Custodial Agreement, duly completed and executed by each of the parties thereto;

(E)                                the Account Control Agreement, duly completed and executed by each of the parties thereto;

(F)                                 the Guaranty, duly completed and executed by each of the parties thereto;

(G)                               the Servicing Agreement, duly completed and executed by each of the parties thereto;

(H)                              the Servicer Letter, duly completed and executed by each of the parties thereto;

(I)                                   any and all consents and waivers applicable to Seller;

(J)                                   a power of attorney from Seller substantially in the form of Exhibit V hereto, duly completed and executed;

(K)                               a UCC financing statement for filing in the UCC Filing Jurisdiction of Seller, naming Seller as “Debtor” and Buyer as “Secured Party” and describing as “Collateral” “all assets of the debtor whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” (the “UCC Financing Statement”), together with any other documents necessary or reasonably requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document;

(L)                                opinions of outside counsel to the Seller Parties reasonably acceptable to Buyer (including, but not limited to, those relating to enforceability, corporate matters, applicability of the Investment Company Act of 1940, security interests and a Bankruptcy Code safe harbor opinion);

(M)                            for each of the Seller Parties, good standing certificates, certified copies of organizational documents and certified copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by the Seller Parties from time to time in connection herewith; and

(N)                               all such other and further documents and documentation as Buyer in its discretion shall reasonably require.

(ii)                                  Payment of Expenses.  Buyer shall have received payment from Seller in the amount of all expenses, including but not limited to reasonable legal fees and due diligence fees, actually incurred by Buyer in connection with the preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith and required to be paid by Seller pursuant to Article 25(b).

(iii)                               Payment of Fees.  Buyer shall have received payment from Seller of the Upfront Fee.

(c)                                  Conditions Precedent to All Transactions.  Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)                                     Transaction Approval.  Buyer shall have (A) determined, in its sole discretion, that the each related proposed Purchased Asset is an Eligible Asset and (B) received internal credit approval with respect to the proposed Transaction, each of the foregoing, as evidenced by Buyer’s execution and delivery of a Confirmation with respect thereto.

(ii)                                  Confirmation.  Seller shall have received from Buyer a duly completed and executed Confirmation, and Seller shall have duly executed the same and delivered such Confirmation to Buyer.

(iii)                               Waiver of Exceptions.  Buyer shall have waived all exceptions contained in the related Requested Exceptions Report (as evidenced by its execution and delivery of a Confirmation with respect thereto).

(iv)                              Custodial Delivery; Trust Receipt; Asset Schedule and Exception Report.  Seller shall have delivered to Custodian, in accordance with the Custodial Agreement, the Custodial Delivery and the Purchased Asset File with respect to each Eligible Asset and (A) Custodian shall have issued to Buyer a Trust Receipt and a final Asset Schedule and Exception Report and (B) Buyer shall have, in its sole and absolute discretion, approved any and all exceptions listed on such Asset Schedule and Exception Report.

(v)                                 Due Diligence.  Any due diligence review performed by Buyer with respect to the Eligible Asset (including without limitation, confirmation by Buyer that it meets any applicable Qualified Transferee Requirements) or otherwise in accordance with Article 26 is satisfactory to Buyer in its sole discretion.

(vi)                              Facility Amount.  The sum of (A) the aggregate Purchase Price for all Purchased Assets, plus (B) the requested Purchase Price for the pending Transaction, plus (C) the aggregate amount of potential Future Funding Advance Draws with respect to all Purchased Assets (if any), plus (D) the amount of any Margin Excess, in the aggregate, shall not exceed Facility Amount.

(vii)                           No Margin Deficit.  No Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction.

(viii)                        No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing under any Transaction Document.

(ix)                              No Material Adverse Effect.  No event shall have occurred which is reasonably expected to have a Material Adverse Effect.

(x)                                 Representations and Warranties.  The representations and warranties made by Seller in Article 9 shall be true and correct in all material respects on and as of the Purchase Date for the pending Transaction with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(xi)                              Acknowledgement of Servicer.  Buyer shall have received from Servicer a written acknowledgement that each Eligible Asset to be sold to Buyer will be serviced in accordance with the Servicing Agreement as of the related Purchase Date.

(xii)                           No Change in Law.  Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions.

(xiii)                        Repurchase Date.  The Repurchase Date for such Transaction is not later than the Facility Expiration Date.

(xiv)                       Security Interest.  Seller shall have taken such other action as is necessary or, in the reasonable opinion of Buyer, desirable in order to transfer the related Eligible Asset to Buyer pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer as secured party under the UCC with respect to such Eligible Asset.

(xv)                          Other Documents.  Buyer shall have received all such other and further documents and documentation as Buyer in its reasonable discretion shall require including, but not limited to, endorsements in blank of the original Mortgage Note and assignments in blank of the underlying Mortgage and related Mortgage documents.

(xvi)                       Payment of Fees.  Buyer shall have received payment from Seller of all fees then due and payable, including the Unused Fee and the Pre-Purchase Legal/Due Diligence Review Fee on the Purchase Date; provided, that Seller agrees to pay Pre-Purchase Legal/Due Diligence Review Fee with respect to any proposed Asset that Buyer determines will not be a Purchased Asset within five (5) Business Days of Buyer’s written notice of such determination.

(d)                                 Early Repurchase of Purchased Assets.  Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (as determined in accordance with subclauses (a), (b), (c) and (e) of the definition of Repurchase Date) (an “Early Repurchase Date”); provided, however, that:

(i)                                     no later than five (5) Business Days prior to such Early Repurchase Date, Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;

(ii)                                  no Default or Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless such Default or Event of Default is cured by such repurchase;

(iii)                               on such Early Repurchase Date, Seller pays to Buyer an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts then due and payable under this Agreement, including, without limitation, any amount payable pursuant to Article 3(f)(ii) or any Exit Fee payable pursuant to the Fee Letter; and

(iv)                              no Margin Deficit shall exist both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date unless such Margin Deficit is cured contemporaneously with such repurchase.

With respect to any Purchased Asset, within two (2) Business Days after receipt of written notice from Buyer instructing a mandatory early repurchase with respect to a Purchased Asset as to which a Mandatory Early Repurchase Event has occurred, Seller shall be required to terminate the relevant Transaction and repurchase such Purchased Asset and pay to Buyer cash in an amount equal to the Repurchase Price for such Purchased Asset.

(e)                                  Repurchase of Purchased Assets; Prepayment; Future Funding Advances; Margin Excess.

(i)                                     Repurchase.  On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to Seller of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer; provided, however, that Buyer shall have no obligation to permit Seller to repurchase any Purchased Asset if a Default or an Event of Default shall have occurred and be continuing or any unsatisfied Margin Deficit shall exist unless such Margin Deficit, Default or Event of Default would be cured by the repurchase of such Purchased Asset or such Margin Deficit is concurrently paid by Seller in accordance with Article 4 of this Agreement or such Default or Event of Default is concurrently cured in accordance with this Agreement.  Concurrently with payment of the Repurchase Price to Buyer in accordance with the foregoing on such Repurchase Date, Buyer’s security interest in the related Collateral shall terminate in accordance with Article 6(c).

(ii)                                  Prepayment.  On any Remittance Date before the Repurchase Date for a Purchased Asset, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the Purchase Price of, but not terminating, a Transaction and without the release of any Collateral and without any prepayment fee or penalty.

(iii)                               Future Funding Advance Draws.  In the event that (i) Seller is contractually obligated to make a future funding advance of loan proceeds to the Mortgagor under a Purchased Asset pursuant to the related Purchased Asset Documents and (ii) Buyer has agreed in its sole discretion to make an additional advance with respect to the Purchase Price of such Purchased Asset (which agreement of Buyer may be made prior to the initial Purchase Date for such Purchased Asset and set forth in the Confirmation therefor), then in connection with making such future funding advance to such Mortgagor, Seller may submit to Buyer a written request (a “Future Funding Advance Draw Request”) requesting that Buyer transfer to Seller cash in an amount that is not less than $250,000 (or, up to two times for each Purchased Asset, $100,000) (with respect to one or more future funding advances to the applicable Mortgagor) but does not exceed the Margin Excess for such Purchased Asset, and Buyer shall (x) transfer to Seller the amount of cash so requested (such transfer, a “Future Funding Advance Draw”) (which shall increase the Purchase Price for such Purchased Asset) and (y) deliver to Seller a revised Confirmation reflecting the corresponding increase in the Purchase Price of such Purchased Asset and the increased principal amount outstanding under the Purchased Asset and accordingly, the increase in Market Value and such other consequential revisions as may be appropriate, in each case, by no later than 2:00 p.m. (New York City time) on the second (2nd) Business Day following the Business Day on which Buyer determines in its sole discretion that the conditions precedent set forth below are satisfied (or, in Buyer’s sole discretion, waived):

(A)                               no Default or Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of the Future Funding Advance Draw;

(B)                               the Future Funding Advance Draw shall not cause the sum of the (A) the aggregate Purchase Price for all Purchased Assets, plus (B) the requested Purchase Price for any pending Transaction, plus (C) the aggregate amount of any potential Future Funding Advance Draws with respect to all Purchased Assets, plus (D) the amount of any Margin Excess (after giving effect to such Future Funding Advance Draw), in the aggregate, to exceed the Facility Amount;

(C)                               the Effective Purchase Price Percentage after giving effect to such Future Funding Advance Draw and the corresponding increase in the outstanding principal balance of the Purchased Asset shall not exceed the Purchase Price Percentage set forth in the related Confirmation for such Purchased Asset;

(D)                               there is no Margin Deficit immediately prior to and immediately after the Future Funding Advance Draw;

(E)                                if the Confirmation of the Transaction relating to the applicable Purchased Asset specifies additional future advance conditions precedent (including, without limitation, debt yield, debt service coverage ratio and loan-to-value ratio tests as determined by Buyer and Seller), such additional conditions precedent shall be satisfied immediately upon the Future Funding Advance Draw;

(F)                                 Seller shall have delivered evidence reasonably satisfactory to Buyer that all conditions precedent to the future funding advance under the related Purchased Asset Documents shall have been satisfied in all material respects;

(G)                               No event shall have occurred which is reasonably be expected to have a Material Adverse Effect.

(H)                              The representations and warranties made by Seller in Article 9 shall be true and correct in all material respects on and as of the date of such Future Funding Advance Draw with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(I)                                   Buyer shall have received all such other and further documents and documentation as Buyer in its reasonable discretion shall require in connection with such Future Funding Advance Draw, provided that such documents or documentation are in Seller’s possession or reasonably obtainable to Seller.

The failure or delay of Seller, on any one or more occasions, to exercise its rights under this Article 3(e)(iii) shall not change or alter the terms and conditions of this Agreement or limit or waive the right of Seller to request a Future Funding Advance Draw Request at a later date.

(iv)                              Margin Excess.  With respect to any Purchased Asset, Seller may submit to Buyer a written request, to be delivered no more frequently than once each calendar month (a “Margin Excess Request”), requesting that Buyer make an additional advance (a “Margin Excess Advance”) with respect to the applicable Purchased Asset in the amount requested by Seller in such Margin Excess Request that is not less than $250,000 (or, up to two times for each Purchased Asset, $100,000) (but not to exceed the Margin Excess for such Purchased Asset). Buyer shall by no later than 2:00 p.m. (New York City time) on the second (2nd) Business Day following the Business Day of Buyer’s receipt of such Margin Excess Request, (x) transfer to Seller the amount of cash requested by Seller, and (y) deliver to Seller a revised Confirmation reflecting the corresponding increase in the Purchase Price of such Purchased Asset.  Buyer’s disbursement of any Margin Excess Advance (if any) shall be subject to satisfaction of the following conditions precedent, as determined by Buyer in its sole discretion (or, in Buyer’s sole discretion, waived):

(A)                               no Default or Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of the Margin Excess Advance;

(B)                               the Margin Excess Advance shall not cause (A) the aggregate Purchase Price for all Purchased Assets, plus (B) the requested Purchase Price for any pending Transaction, plus (C) the aggregate amount of any potential Future Funding Advance Draws with respect to all Purchased Assets, plus (D) the amount of any Margin Excess (after giving effect to such Margin Excess Advance), in the aggregate, to exceed the Facility Amount;

(C)                               the Effective Purchase Price Percentage after giving effect to such Margin Excess Advance shall not exceed the Purchase Price Percentage set forth in the related Confirmation for such Purchased Asset;

(D)                               there is no Margin Deficit immediately prior to and immediately after the Margin Excess Advance;

(E)                                no event shall have occurred which is reasonably expected to have a Material Adverse Effect; and

(F)                                 the representations and warranties made by Seller in Article 9 shall be true and correct in all material respects on and as of the date of such Margin Excess Advance with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(f)                                   Costs and Expenses.  Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) that Buyer actually sustains or incurs as a consequence of (i) a failure by Seller in repurchasing any Purchased Asset on the Early Repurchase Date after Seller has given a notice in accordance with Article 3(d) of an Early

Repurchase Date, (ii) any payment of the Repurchase Price on any day other than a Remittance Date, or any conversion to the Alternative Rate in accordance with Article 3(g) on any day other than a Pricing Rate Determination Date, and/or (iii) any determination by Seller to not sell an Eligible Asset to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement.

(g)                                  Alternative Rate.  If on the Pricing Rate Determination Date for any Pricing Rate Period with respect to any Transaction, Buyer shall have determined in the exercise of its sole and absolute business judgment (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Pricing Rate Period, Buyer shall give written notice thereof to Seller as soon as practicable thereafter.  If such notice is given, the Pricing Rate with respect to such Transaction for the Pricing Rate Period to which such Pricing Rate Determination Date relates, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer (which withdrawal shall be delivered by Buyer promptly after Buyer becomes aware that the condition for switching to the Alternative Rate no longer exists), shall be a per annum rate equal to the Federal Funds Rate plus the Applicable Spread (the “Alternative Rate”).  In exercising its rights and remedies under this Article 3(g), Buyer shall act in a manner similar to all similar repurchase facilities of which Buyer is contemporaneously exercising similar remedies in agreements with similarly situated counterparties.

(h)                                 [Intentionally Omitted].

(i)                                     Requirements of Law.  (1)  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date of this Agreement shall make it unlawful for Buyer (A) to enter into Transactions, then the commitment of Buyer hereunder to enter into new Transactions shall forthwith be canceled, (B) to maintain or continue Transactions, then a Repurchase Date shall occur for all Transactions on the next Remittance Date or on such earlier date as may be required by law, or (C) to accrue Purchase Price Differential based on a LIBOR rate, then the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the next Pricing Rate Determination Date or within such earlier period as may be required by law, as long as Buyer contemporaneously acts in a similar manner under all similar repurchase facilities of Buyer.  If any termination or conversion of a Transaction shall occur in accordance with subclause (B) or (C) of the preceding sentence, Seller shall pay to Buyer such amounts as may be required pursuant to Article 3(f)(ii).

(2)                                 If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(A)                               shall subject Buyer to any Taxes (other than (i) Covered Taxes, (ii) Taxes described in clauses (a) through (e) of the definition of Covered Taxes and (iii) Other Connection Taxes) with respect to the Transaction Documents, any

Purchased Asset or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof;

(B)                               shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of LIBOR hereunder; or

(C)                               shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer of entering into or maintaining the Transactions, then Seller shall promptly pay Buyer, upon demand therefor, any additional amounts necessary to compensate Buyer for such increased cost, as long as such increased cost is also assessed against all sellers under similar repurchase facilities with Buyer.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(3)                                 If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation is reasonably expected to achieve but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy), then Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction, as long as such additional amount is also assessed against all sellers under similar repurchase facilities with Buyer.

(4)                                 If Buyer becomes entitled to claim any amount pursuant to clauses (2) or (3) above, Buyer shall, within ten (10) Business Days after becoming aware that it is so entitled, notify Seller in writing specifying the event by reason of which it has become so entitled and setting forth the calculation of any such amount, which calculation shall be conclusive evidence of any such amount absent manifest error.  Without limiting the foregoing, Seller shall not be required to compensate Buyer pursuant to clauses (2) or (3) above for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that Buyer notifies Seller of the change in Requirement of Law giving rise to such increased costs or reductions, and of Buyer’s intention to claim compensation thereof (except that, if the change in Requirement of Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(5)                                 If Buyer shall exercise its rights under Articles 3(i)(2) or 3(i)(3) hereof, then Seller shall have the right, within ninety (90) days after Buyer has delivered written notice to Seller that it will exercise its rights under Articles 3(i)(2) or 3(i)(3) hereof

(unless Buyer has at such time waived any claims pursuant to such Articles or such Articles no longer apply) to terminate this Agreement and all Transactions hereunder by payment in full to Buyer of the then outstanding Repurchase Price of all Purchased Assets, and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no Exit Fee or prepayment fee or premium due.

ARTICLE 4
MARGIN MAINTENANCE

(a)                                 Upon the occurrence and continuation of a Credit Event with respect to any Purchased Asset, Buyer may, in its sole discretion exercised in good-faith, re-determine the Market Value for such Purchased Asset.  At any time that a Margin Deficit exceeds an amount equal to the lesser of (i) $500,000 or (ii) two percent (2%) of the Purchase Price of such Purchased Asset, Buyer may, deliver written notice to Seller substantially in the form of Exhibit VIII (a “Margin Call Notice”).

(b)                                 No later than the second (2nd) Business Day following receipt of such Margin Call Notice, Seller shall (at Seller’s election) utilize any combination of the following, so that after giving effect to such transfer or repurchase, no Margin Deficit shall be outstanding: (A) transfer to Buyer cash in reduction of the Purchase Price in an amount equal to the Margin Deficit or (B) repurchase one of more Purchased Assets pursuant to Article 3(d).

(c)                                  The failure or delay by Buyer or Seller, on any one or more occasions, to exercise its rights under this Article 4 shall not (i) change or alter the terms and conditions of this Agreement, (ii) limit or waive the right of Buyer or Seller to exercise its rights under this Agreement at a later date or (iii) in any way create additional rights for any party hereto.

ARTICLE 5
PAYMENTS; COLLECTION ACCOUNT

(a)                                 All transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(b)                                 All payments required to be made directly to Buyer shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Buyer to Seller in writing), not later than 2:00 p.m. (New York City time), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

Bank Name:	Citibank, New York
ABA Number:	021000089
Account Number:	4078-4524
Account Name:	SSB
Attention:	Mortgage Ops
Reference:	Tremont Mortgage Trust

(c)                                  Concurrently with the execution and delivery of this Agreement, Seller shall establish a segregated deposit account (the “Collection Account”) in the name of Seller for the benefit of Buyer at Account Bank.  The Collection Account shall be subject to the Account Control Agreement in favor of Buyer.  All amounts required to be deposited to the Collection Account shall be sent in accordance with the wiring instructions set forth below.

Bank Name:	PNC Bank National Association
ABA Number:	031207607
Account Number:	8026393881
Account Title:	TRMT CB Lender LLC

(d)                                 On each Remittance Date, Seller shall pay to Buyer all accrued and unpaid Purchase Price Differential with respect to such Remittance Date, to the extent not paid to Buyer in accordance with Article 5(f).

(e)                                  Seller shall deposit, and shall cause Servicer to deposit, all Income it or Servicer receives with respect to the Purchased Assets into the Collection Account.  In furtherance of the foregoing, if Buyer is at any time not a party to the Servicing Agreement, Seller shall cause any Servicer to execute and deliver a Servicer Letter in accordance with Article 27(e).  In addition, Seller shall require any Servicer that is an Affiliate of Seller or Guarantor to deposit any Income received by such Servicer into the Collection Account within two (2) Business Days of its receipt thereof.  If a Servicer, Mortgagor or any other Person, as applicable, forwards any Income with respect to a Purchased Asset to Seller rather than directly to the Collection Account or the Servicer, Seller shall (i) take commercially reasonable efforts to cause such Servicer, Mortgagor or Person, as applicable, to forward any such future amounts directly to the Collection Account or the Servicer, as applicable, and (ii) deposit in the Collection Account any such amounts within two (2) Business Days of Seller’s receipt thereof (provided that, if such Income is forwarded to Seller by a Servicer that is an Affiliate of Seller or Guarantor, such two (2) Business Days period shall run concurrently with the two (2) Business Days period given to such Servicer pursuant to the preceding sentence).  Amounts in the Collection Account shall be remitted by Account Bank in accordance with the applicable provisions of Articles 5(f), (g), and (i).

(f)                                   So long as no Event of Default shall have occurred and be continuing, Account Bank shall, on each Remittance Date, remit all amounts on deposit in the Collection Account in the following amounts and order of priority (or, with respect to Principal Payments in full on any Purchased Asset received by Account Bank, on the first (1st) Business Day after receipt remit from the Collection Account to Buyer the amount necessary to reduce the outstanding Purchase Price of the applicable Purchased Asset to zero together with accrued and unpaid Price Differential thereon):

(i)                                     first, to pay all fees and other amounts then due and payable to Custodian pursuant to the Custodial Agreement and Servicer pursuant to the Servicing Agreement (to the extent not previously withdrawn from the Collection Account);

(ii)                                  second, to Buyer, an amount equal to all accrued and unpaid Purchase Price Differential then due and payable;

(iii)                               third, to Buyer, an amount equal to all accrued and unpaid Unused Fee (if any) then due and payable;

(iv)                              fourth, to Buyer, an amount equal to any unpaid Margin Deficit;

(v)                                 fifth, to the extent any Principal Payment in part is received for any Purchased Asset, to Buyer to be applied in reduction of the Purchase Price by an amount equal to the product of (x) the amount of such Principal Payment multiplied by (y) the related Effective Purchase Price Percentage for such Purchased Asset;

(vi)                              sixth, to Buyer, an amount equal to any other amounts then due and payable to Buyer under any Transaction Document; and

(vii)                           seventh, the surplus, if any, to Seller.

(g)                                  Upon receipt of notice from Buyer that an Event of Default shall have occurred and is continuing, and so long as Buyer has not withdrawn such notice, Account Bank shall cease remitting funds to, or at the direction of, Seller pursuant to Article 5(h) and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from Buyer, all amounts on deposit in the Collection Account as of the prior Business Day to Buyer for application to the Repurchase Obligations in such order of priority as Buyer shall determine in its sole and absolute discretion

(h)                                 All remittances by Account Bank shall be made (i) so long as no Event of Default shall have occurred and be continuing, in accordance with instructions received from Seller or any Servicer on its behalf and approved by Buyer, and (ii) during the continuance of an Event of Default, in accordance with instructions received from Buyer.

(i)                                     If the amounts applied by Buyer as provided in Articles 5(f) or (g) above are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Transaction Document on a Remittance Date, the Repurchase Date, upon the occurrence of an Event of Default or otherwise, Seller shall nevertheless remain liable for and shall pay to Buyer when due all such amounts.

(j)                                    Withholding Taxes.

(i)                                     All payments made by Seller under the Transaction Documents shall be made free and clear of and without deduction or withholding for or on account of any Taxes unless the withholding or deduction is required by applicable law. If Seller is required by applicable law to deduct or withhold any Taxes from any such payment, Seller shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, as soon as practicable, original tax receipts or a certified copy of a receipt issued by such Governmental Authority or other evidence reasonably satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) if such deduction or withholding are Covered Taxes, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 5) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii)                                  In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future recordation, stamp, documentary, intangible, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of the Buyer’s rights and obligations under this Agreement  (such Taxes other than Other Connection Taxes, “Other Taxes”).

(iii)                               Without duplication of the obligation of Seller to pay additional amounts on account of Covered Taxes pursuant to Article 5(j)(i) and to pay Other Taxes pursuant to Article 5(j)(ii), Seller agrees to indemnify Buyer for the full amount of any and all Covered Taxes and Other Taxes, and the full amount of any Covered Taxes imposed on amounts payable under this Article 5(j)(iii), and any reasonable expenses arising therefrom or with respect thereto,  (excluding any Taxes that are neither Covered Taxes nor Other Taxes) arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.

(iv)                              Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of each party contained in this Article 5(j) shall survive the termination of this Agreement. Nothing contained in this Article 5(j) shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(v)                                 If a Person acquires any of the rights and obligations of Buyer as an assignee under this Agreement, and such Person is not a U.S. Person (a “Non-U.S. Person”), then such Non-U.S. Person shall, to the extent it is legally entitled to do so, deliver to Seller on or before the date when such Person becomes a party to this Agreement, two duly completed and executed copies of, as applicable, IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI or any successor forms thereto designated as such by the IRS.  If the Non-U.S. Person is eligible for and wishes to claim exemption from US federal withholding tax under Section 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” then such Person shall deliver both the Form W-8BEN or Form W-8BEN-E and a statement, reasonably satisfactory to Seller, certifying that such Person is not a bank, a “10 percent shareholder” or a “controlled foreign corporation” within the meaning of Section 881(c)(3) of the Internal Revenue Code. If any previously delivered form or statement becomes inaccurate with respect to the Non-U.S. Person that delivered it, the Non-U.S. Person shall promptly notify Seller of this fact. If a payment made to a Non-U.S. Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Non-U.S. Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or

1472(b) of the Internal Revenue Code, as applicable), such Non-U.S. Person shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with its obligations under FATCA and to determine that such Non-U.S. Person has complied with such Non-U.S. Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Article 5(j)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi)                              If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder and Buyer is entitled to an exemption from or reduction of such Taxes, Buyer agrees that it will deliver to Seller and, if applicable, to the authority imposing the Taxes, any certificate or document reasonably requested by Seller that would entitle Buyer to an exemption from, or reduction in the rate of, withholding or deduction of Taxes form amounts payable hereunder by Seller to Buyer.  In addition, Buyer, if requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements.

(vii)                           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 5(j) (including by the payment of additional amounts pursuant to this Article 5(j)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of the indemnity payments made under this Article 5(j) with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 5(j)(vii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Article 5(j)(vii), in no event will the indemnified party be required to pay any amounts to an indemnifying party pursuant to this Article 5(j)(vii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(viii)                        If Buyer requests compensation under this Article 5(j), Seller may, at its option, within thirty (30) days after delivery of such request, terminate this facility by payment in full to Buyer of the then outstanding Repurchase Price of all Purchased Assets and any other amounts then otherwise due and payable under the facility (excluding any compensation which is not already due and payable pursuant to this Agreement), and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no Exit Fee or prepayment fee or premium due.

ARTICLE 6
SECURITY INTEREST

(a)                                 Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets (other than as described in Article 21(g)).  However, in order to preserve Buyer’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, subject to the terms and conditions of this Agreement, to Buyer to secure the payment of the Repurchase Price on all Transactions to which Seller is a party and all other amounts owing by Seller to Buyer hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents (collectively, the “Repurchase Obligations”).  For purposes of this Agreement, “Collateral” shall mean:

(i)                                     the Collection Account and all monies from time to time on deposit in the Collection Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(ii)                                  the Purchased Items.

(b)                                 Intentionally omitted.

(c)                                  Buyer’s security interest in the Collateral and the Collection Account shall terminate only upon satisfaction of the Repurchase Obligations.  Upon such satisfaction and upon request of Seller, Buyer shall, at Seller’s sole expense, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return (or approve the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets, Purchased Asset Documents and Purchased Asset Files to Seller and reconvey the Purchased Assets to Seller and release its security interest in the Collateral and the Collection Account, such release to be effective automatically without further action by any party.  For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”).  Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York.  In furtherance of the foregoing, (i) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii)  Seller shall from time to time take such further actions as may be requested by Buyer in its sole discretion to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).  Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

(d)                                 Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 27.  Without limiting the generality of the foregoing and the grant of a security interest pursuant to Article 6(a), and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes.  The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Section 741(7)(xi) of the Bankruptcy Code.

(e)                                  Seller agrees, to the extent permitted by applicable law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, in each case in accordance with the terms of this Agreement, or the final and absolute putting into possession thereof, immediately after such sale, of the Buyers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives until the Repurchase Obligations are paid in full, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that, upon the occurrence and during the continuance of an Event of Default, Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may, upon the occurrence and during the continuance of an Event of Default, sell the Purchased Assets as an entirety or in such parcels as Buyer or such court may determine.

ARTICLE 7
TRANSFER AND CUSTODY

(a)                                 On the Purchase Date for each Transaction, ownership of the related proposed Purchased Assets and other Purchased Items shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price for such proposed Purchased Asset to an account of Seller specified in the related Confirmation and such proposed Purchased Asset shall become a Purchased Asset hereunder.

(b)                                 Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that such Purchased Asset Files be deposited directly with the Custodian in accordance with the Custodial Agreement.  The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement.  If a Purchased Asset File is not delivered to Buyer or its designee

(including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof.  Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee (including the Custodian).  The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only.  The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer.  Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Buyer and otherwise in accordance with the Custodial Agreement.

(c)                                  From time to time, Seller shall forward to the Custodian, with copy to Buyer, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved (if and to the extent required) in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate) Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

(d)                                 In the event Buyer elects to complete any Assignment of Mortgage with respect to a Purchased Asset and cause the recordation of such Assignment of Mortgage prior to the occurrence and continuance of an Event of Default, Buyer shall provide written notice to Seller of its intention prior to taking any such action.

ARTICLE 8
SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)                                 Title to each Purchased Assets shall pass to Buyer on the related Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement.  Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Buyer may determine in its sole discretion, but no such transaction shall relieve Buyer (i) of its obligations to transfer the same Purchased Assets to Seller pursuant to Article 3, (ii) of its obligations under Article 18, and (iii) of its obligation to apply all amounts as required under Article 5(f).

(b)                                 Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller.  Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the Closing Date, each Purchase Date, the date of any Future Funding Advance Draw and the date of any Margin Excess Advance as follows:

(a)                                 Organization, Etc.  Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware, (ii) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business except where failure to do so could not be reasonably likely to result in a Material Adverse Effect, (iii) has the limited liability company power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iv) has the limited liability company power to execute, deliver, and perform its obligations under the Transaction Documents.

(b)                                 Authorization, Acting as Principal, Approvals, Compliance.  Seller represents that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into Transactions as contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in Transactions as principal, (iii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf and (iv) it has obtained all authorizations of any Governmental Authority required in connection with the Transaction Documents and the Transactions hereunder and such authorizations are in full force and effect.

(c)                                  Consents.  No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(d)                                 Licenses and Permits.  Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, except where failure to do so could not be reasonably likely to result in a Material Adverse Effect, and has all licenses, permits and other consents that are necessary, for the transaction of Seller’s business, including the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item.

(e)                                  Due Execution; Enforceability.  The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration.  Once executed by each applicable counterparty, the Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity.

(f)                                   Ability to Perform.  Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to it and contained in the Transaction Documents to which it is a party.

(g)                                  Non-Contravention.  Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller is subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law.

(h)                                 Litigation; Requirements of Law.  Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation or arbitration pending or, to Seller’s Knowledge, threatened in writing against Seller or Guarantor or its respective assets that (i) is in an amount greater than the Seller Threshold with respect to Seller or the Guarantor Threshold with respect to Guarantor or (ii) if adversely determined is reasonably likely to result in any Material Adverse Effect.  Seller is in compliance in all material respects with all Requirements of Law.  Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, or decree of any arbitrator or Governmental Authority that is reasonably likely to result in a Material Adverse Effect or is reasonably likely to constitute a Default or an Event of Default or that would adversely affect the legality, validity or enforceability of any Transaction Document.

(i)                                     Judgments.  Except as disclosed in writing to Buyer, there are no judgments against Seller in the amount of the Seller Threshold, or against Guarantor in the aggregate in an amount greater than the Guarantor Threshold that, in each case, are unsatisfied of record or docketed in any court located in the United States of America.

(j)                                    No Bankruptcies.  No Act of Insolvency has ever occurred with respect to any Seller Party.

(k)                                 Intentionally Omitted.

(l)                                     No Broker.  Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(m)                             No Default.  No Event of Default or Default has occurred and is continuing under or with respect to the Transaction Documents.

(n)                                 No Decline in Market Value.  To Seller’s Knowledge, there are no facts or circumstances that are reasonably likely to cause or have caused the Market Value of any Purchased Asset to decline in any material respect from the Market Value set forth in the Confirmation therefor as of the Purchase Date (and as such Market Value may have been reduced by Buyer after the Purchase Date), except as disclosed in writing by Seller.

(o)                                 No Material Adverse Effect.  To Seller’s Knowledge, no actual or prospective development, event or other fact has occurred that has not been disclosed in writing by Seller and is reasonably likely to have a Material Adverse Effect.

(p)                                 Intentionally Omitted.

(q)                                 Authorized Representatives.  The duly authorized representatives of Seller are listed on and true signatures of such authorized representatives are set forth on Exhibit IV hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit IV hereto as Seller may from time to time deliver to Buyer.

(r)                                    Chief Executive Office; Jurisdiction of Organization; Location of Books and Records.  Each Seller Party’s chief executive office is located at the address for notices specified for such Seller Party on Exhibit I, unless such Seller Party has provided a new chief executive office address to Buyer in writing.  Seller’s jurisdiction of organization is the State of Delaware.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office and/or at its corporate counsel’s office, Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109 unless Seller has provided a different address to Buyer in writing within thirty (30) days following any change of address.

(s)                                   Representations and Warranties Regarding the Purchased Assets.  Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit X are true, complete and correct in all material respects, except as disclosed in writing by Seller prior to a Purchase Date for any Purchased Asset and reflected in the related Confirmation.

(t)                                    Good Title to Purchased Assets.  Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, (i) such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), (ii) such Purchased Assets are not subject to any right of set-off, any prior sale, transfer, assignment or participation (other than a transfer or chain of transfers from Affiliates of Seller to Seller on or prior to the Purchase Date), or any agreement by Seller to assign, convey, transfer or participate such Purchased Assets, in each case, in whole or in part, (iii) Seller is the sole record and beneficial owner of and has good and marketable title to such Purchased Assets and (iv)  Seller has the right to sell and transfer such Purchased Assets to Buyer.  Upon the purchase of any Purchased Assets by Buyer from Seller, Buyer shall be the sole owner of such Purchased Assets free of any adverse claim existing as of the Purchase Date, subject to the terms and conditions of the Purchased Asset Documents and Seller’s rights under this Agreement.

(u)                                 No Encumbrances.  There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(v)                                 Security Interest in Collateral.  Upon execution and delivery of the Account Control Agreement, Buyer shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Seller in the Collection Account and all funds credited thereto, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity.  In the event any related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral, and:

(i)                                     with respect to the portion of the Collateral constituting an “instrument” (as defined in Section 9-102(a)(47) of the UCC), upon possession of such Collateral constituting an “instrument” by the Custodian endorsed in blank in accordance with the Custodial Agreement or by a bailee pursuant to a Bailee Agreement, Buyer shall have a valid, perfected first priority security interest in such Collateral constituting an “instrument”; and

(ii)                                  upon filing the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Buyer shall have a valid, perfected first priority security interest in the Collateral to the extent that a security interest in the Collateral can be perfected under the UCC by the filing of financing statements.

(w)                               Delivery of Purchased Asset File.  With respect to each Purchased Asset, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other document required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset has been delivered to the Buyer or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein).

(x)                                 Covered Fund.  Seller has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”), and is relying upon an exception or exemption from the registration requirements of the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act.

(y)                                 Federal Regulations.   Seller is not required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(z)                                  Taxes.  Seller has filed or caused to be filed all tax returns or extensions thereto that, to Seller’s Knowledge, would be delinquent if they had not been filed on or before the date hereof (taking into account any extensions) and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property (in each case taking into account any extensions) except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP; to Seller’s Knowledge, no Tax liens have been filed against any of Seller’s assets, except for such Tax liens as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP, and, to Seller’s Knowledge, no material claims are being asserted with respect to any such Taxes.

(aa)                          ERISA.  Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(bb)                          Solvency; No Fraudulent Transfer.  Seller has adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations.  Seller is generally able to pay, and is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditors of Seller.  As of each Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature.  Seller received reasonably equivalent value in exchange for each transfer and sale of the Purchased Assets subject hereto to Buyer.  No Act of Insolvency has occurred with respect to Seller.  Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(cc)                            Use of Proceeds; Margin Regulations.  All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction shall be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Neither the entering into of any Transaction nor the use of any proceeds thereof shall violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(dd)                          Full and Accurate Disclosure.  All information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole, do not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on reasonable estimates, on the date as of which such information is stated or certified.

(ee)                            Financial Information; Business Condition.  All financial data concerning the Seller Parties and, to Seller’s Knowledge, the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects on the date of the delivery thereof to Buyer.  All financial data concerning each Seller Party has been prepared fairly in accordance with GAAP consistently applied.  To Seller’s Knowledge, all financial data concerning the Purchased Assets and the other Purchased Items has been prepared in accordance with standard industry practices.  Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the business condition (financial or otherwise) or the results of operations (or prospects) of any Seller Party or in the results of operations of any Seller Party, or the Purchased Assets, which change could result in a Material Adverse Effect.

(ff)                              Intentionally Omitted.

(gg)                            No Reliance.  Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of the Transactions.

(hh)                          Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act.   The Seller Parties are in compliance, in all material respects, with (i) the U. S. laws related to economic sanctions administered by the U.S. Department of Treasury, including its Office of Foreign Assets Control, or the U.S. Department of State (the “Economic Sanctions”), including the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “Patriot Act”).  No part of the proceeds of any Transaction will be used, directly or indirectly (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or (ii) to fund or finance any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or financing, is subject to country-wide or territory-wide Economic Sanctions (including, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria) or of or with any individual or entity that, at the time of such funding or financing, is subject to Economic Sanctions.

(ii)                                  Prohibited Persons.  No Seller Party is a Prohibited Person, or is located, organized or resident in a country or territory that is subject to country-wide or territory-wide Economic Sanctions (including, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria).

(jj)                                Insider.  Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(kk)                          Anti-Money Laundering Laws.  Seller has complied in all material respects with all financial recordkeeping and reporting requirements, including those required by the laws referenced in Article 9(hh) (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority involving Seller or Guarantor or any of their Affiliates with respect to such Anti-Money Laundering Laws is pending or, to Seller’s Knowledge, threatened.

(ll)                                  Notice Address; Jurisdiction of Organization.  Seller’s address for notices is as specified on Exhibit I hereto, unless Seller has provided a new address to Buyer in writing.  Seller’s jurisdiction of organization is the State of Delaware.

(mm)                  Ownership.  Seller is and shall remain at all times a wholly-owned direct or indirect Subsidiary of the Guarantor.

(nn)                          Tax Status.  For U.S. federal income tax purposes, Seller is a disregarded entity.

(oo)                          No Real Property.  Seller has not at any time since its formation held title to any real property.

ARTICLE 10
NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller shall not, without the prior written consent of Buyer:

(a)                                 take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b)                                 transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Assets to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to any Purchased Assets with any Person other than Buyer;

(c)                                  create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of the Purchased Assets or the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;

(d)                                 create, incur, assume or suffer to exist any Indebtedness if the same would cause Seller to violate the covenants contained in Article 12;

(e)                                  subject to Article 27, permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property or Mortgagor, in each case, relating to any Purchased Asset, to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, junior mortgage debt or mezzanine debt (in each case, excluding Permitted Encumbrances against the related Mortgaged Property and except to the extent that any such Liens or Indebtedness are otherwise created, incurred, assumed or permitted in accordance with the Purchased Asset Documents);

(f)                                   consent or assent to any Significant Modification relating to any Purchased Asset or other agreement or instrument relating to any Purchased Asset other than in accordance with Article 27 and the Servicing Agreement or Servicer Letter (as applicable);

(g)                                  permit the organizational documents or organizational structure of Seller to be amended in any material respect;

(h)                                 enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets (except in connection with the sale or securitization of assets in the ordinary course of Seller’s business in accordance with this Agreement);

(i)                                     suffer a Change of Control of Seller;

(j)                                    after the occurrence and during the continuance of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller or Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor; provided that, Seller and Guarantor may distribute the minimum amount of cash required to be distributed so that Guarantor can maintain its status as a “real estate investment trust” under Sections 856 through 860 of the Code and avoid the payment of any income or excise taxes imposed under Section 857(b)(1), 857 (b)(3) or 4981 of the Code;

(k)                                 acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property relating to any Purchased Asset that is senior to or pari passu with the rights and interests of Buyer therein under the Transaction Documents;

(l)                                     use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(m)                             directly, or through a Subsidiary, acquire or hold title to any real property; or

(n)                                 make any election or otherwise take any action that would cause Seller to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

ARTICLE 11
AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller covenants that:

(a)                                 Seller Notices.

(i)                                     Material Adverse Effect.  Seller shall promptly notify Buyer of any Material Adverse Effect of which Seller has Knowledge; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(ii)                                  Default or Event of Default.  Seller shall promptly notify Buyer of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than three (3) Business Days after obtaining Knowledge of such event.

(iii)                               Purchased Asset Defaults.  Seller shall promptly, and in any event not later than three (3) Business Days following receipt thereof, deliver to Buyer any notice of the occurrence of any Purchased Asset Event of Default.

(iv)                              Other Defaults, Litigation and Judgments.

(A)                               Seller shall promptly, and in any event not later than three (3) Business Days, after obtaining Knowledge thereof, notify Buyer of (x) any event of default (beyond applicable notice and grace periods) on the part of  Seller under any Indebtedness or other material contractual obligations; and (y) the commencement or written threat of, or judgment in, any action, suit, proceeding, investigation or arbitration before any Governmental Authority involving Seller or any of its respective assets.

(B)                               Seller shall promptly, and in any event not later than two (2) Business Days after obtaining Knowledge thereof, notify Buyer of (1) to the extent such default or event of default could reasonably be expected to constitute an Event of Default hereunder, any default or event of default (or similar event) on the part of a Guarantor under any Indebtedness or other contractual obligations; and (2) the commencement or written threat of, or judgment in, any action, suit, proceeding, investigation or arbitration before any Governmental Authority involving a Guarantor or any of its assets, which is likely (in Seller’s reasonable judgment) to be adversely determined and, if so, could reasonably be expected to have a Material Adverse Effect as reasonably determined by Seller.

(v)                                 Mandatory Early Repurchase Event. Seller shall promptly, and in any event not later than three (3) Business Day after obtaining Knowledge thereof, notify Buyer of any Mandatory Early Repurchase Event that has occurred, which notice to Buyer shall state the details of such Mandatory Early Repurchase Event including the related Purchased Assets for which such Mandatory Early Repurchase Event has occurred and whether such Mandatory Early Repurchase Event is continuing.

(vi)                              Decline in Market Value.  Seller shall notify Buyer of any events, facts or circumstances that, in Seller’s good faith determination, have caused or are reasonably likely to cause the Market Value of any Purchased Asset to decline in any material respect from the Market Value set forth in the Confirmation therefor as of the Purchase Date, promptly, and in any event not later than three (3) Business Days, after obtaining Knowledge thereof.

(vii)                           Corporate Change.  Seller shall advise Buyer in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than fifteen (15) Business Days prior to taking any such action.  Seller shall provide Buyer at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director.

(viii)                        Anti-Terrorism; Anti-Bribery and Anti-Money Laundering Laws.  Seller shall promptly (and in any event within three (3) Business Days after knowledge thereof) notify Buyer of any violation of the representation and warranty contained in Article 9(hh) (Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act), Article 9(ii) (Prohibited Persons) or Article 9(kk) (Anti-Money Laundering Laws).

(b)                                 Reporting.

(i)                                     Purchased Asset Information.  Seller shall provide, or shall cause to be provided, to Buyer (A) no later than the fifteen (15th) day of each month, any and all property level financial information (including, without limitation, operating and financial statements) with respect to the Purchased Assets that was received during the preceding calendar month and is in the possession of Seller or an Affiliate, including, without limitation, rent rolls, income statements and STR reports; and (B) promptly upon request, such other information with respect to the Purchased Assets that may be reasonably requested by Buyer from time to time and to the extent available to Seller.

(ii)                                  Monthly Servicing Report.  With respect to the Purchased Assets and related Mortgaged Properties, not less than two (2) Business Days prior to the Remittance Date each calendar month, Seller shall provide, or shall cause to be provided, to Buyer a monthly operations/servicing report covering collections, delinquencies, losses, recoveries, and cash flows, in form reasonably acceptable to Buyer.

(iii)                               Quarterly Purchased Asset Reports.  With respect to the Purchased Assets and related Mortgaged Properties, as frequently as provided, but in no event later than within fifty (50) days after the last day of any calendar quarter in any fiscal year, Seller shall provide, or shall cause to be provided, to Buyer an asset management report prepared by Seller or any Guarantor (to the extent of information in the possession of Seller or an Affiliate), in form reasonably acceptable to Buyer.

(iv)                              Quarterly Financial Reports.  Seller shall provide, or shall cause to be provided, to Buyer within forty-five (45) days after the end of the first three quarterly fiscal periods of each fiscal year of the Guarantor, the unaudited consolidated balance sheets of the Guarantor, as at the end of such period and the related unaudited, consolidated statements of income and member equity of the Guarantor for such period (without footnotes) and the portion of the fiscal year through the end of such period, accompanied by an officer’s certificate of the Guarantor, which certificate shall state that said consolidated financial statements fairly present the financial condition of Guarantor, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(v)                                 Annual Financial Reports.  Seller shall provide, or shall cause to be provided, to Buyer within ninety (90) days after the end of each fiscal year of the Seller and the Guarantor, the audited consolidated balance sheets of Guarantor and the unaudited balance sheet of Seller, as at the end of such fiscal year and the related audited, consolidated statements of income, member equity and cash flows of Guarantor and unaudited statement of income and member equity of Seller for such fiscal year, and in the case of such Guarantor financial statements, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(vi)                              Covenant Compliance Certificate.  Simultaneously with the delivery of financial statements for each fiscal quarter in any fiscal year and for fiscal year end, Seller shall deliver to Buyer a Covenant Compliance Certificate from Seller addressed to Buyer certifying that, as of the end of such fiscal quarter or fiscal year, as applicable, (x) the Seller Parties are in compliance in all material respects with all of the terms and requirements of the Transaction Documents (or, if any material non-compliance exists, the steps being or proposed to be taken to remedy such noncompliance), (y) Guarantor is in compliance with the financial covenants set forth in the Guaranty (including therein detailed calculations demonstrating such compliance) and (z) no Event of Default is then continuing.

(vii)                           Other Information.  Seller shall provide, or shall cause to be provided, to Buyer such other information regarding the financial condition, operations or business of Seller or any Mortgagor or underlying guarantor with respect to a Purchased Asset as Buyer may reasonably request and to the extent reasonably available to Seller, including without limitation, such documents as Buyer may request evidencing the truthfulness of the representations set forth in Article 9.

(c)                                  Additional Rights.  If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with an undated power covering such rights duly executed in blank to be held by Buyer hereunder as additional collateral security for the Transactions.  If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as Collateral pursuant to the Transaction Documents.

(d)                                 Defense of Buyer’s Security Interest; Further Assurances.  At any time from time to time, at the sole expense of Seller, Seller shall (i) defend the right, title and interest of Buyer in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons, (ii) at Buyer’s reasonable request, take all action Buyer reasonably deems necessary or desirable to ensure that Buyer will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings and (iii) at Buyer’s reasonable request, promptly and duly execute and deliver such further instruments, documents and information and take such further actions as Buyer may deem reasonably necessary or desirable to (1) obtain or preserve the security interest granted hereunder, (2) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the date hereof or in the future), (3) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request) or (4) ensure compliance with the Patriot Act or any other Requirements of Law in all material respects.

(e)                                  Preservation of Existence; Compliance with Law.  Seller shall, and shall cause Guarantor to, at all times (i) comply with all material contractual obligations, (ii) comply in all material respects with all Requirements of Law having jurisdiction over it or its assets and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, with respect to Seller, all lending licenses held by it and its status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(f)                                   Operations.  Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Buyer prior to the date hereof.  Seller shall maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and shall furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(g)                                  Books and Record.  Seller shall at all times keep proper books and records in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(h)                                 Compliance with Transaction Documents.  Seller shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.  Seller shall cause the Guarantor to at all times comply with the terms and conditions of the Guaranty, including without limitation, any financial covenants contained therein.  Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank, and Servicer.

(i)                                     Taxes and Other Charges.  Seller shall timely file all income, franchise and other tax returns required to be filed by it and shall timely pay and discharge all taxes, levies, assessments, liens and other charges imposed on it, on its income or profits, on any of its property or on the Collateral prior to the date on which penalties attach thereto, except for any such tax, levy, assessment, liens or other charge which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(j)                                    ERISA.  Seller shall not violate the representations and warranties contained in Article 9(xx).

(k)                                 Ownership.  Seller is and shall remain at all times a wholly-owned direct or indirect Subsidiary of the Guarantor.

(l)                                     Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act.  Seller shall not violate the representations and warranties contained in Article 9(hh) (Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act), Article 9(ii) (Prohibited Persons) or Article 9(kk) (Anti-Money Laundering Laws).

(m)                             Future Advances.  To the extent any future advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset, Seller shall be required to fund such future advance in accordance with such Purchased Asset Documents, regardless of whether Buyer agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such future advance.   Any Purchased Asset with respect to which there is any litigation or other proceeding alleging a failure to fund any future advance as and when required (collectively, a “Future Advance Failure”) shall cease being an Eligible Asset and shall be repurchased by Seller within two (2) Business Days following receipt of written notice from Buyer.

ARTICLE 12
SINGLE PURPOSE ENTITY

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect and Seller covenants that:

(a)                                 Seller shall own no assets, and shall not engage in any business, other than the Purchased Assets, proposed Purchased Assets and Purchased Assets reacquired by Seller from Buyer, and other assets incidental to the origination, acquisition, ownership, financing and disposition of the Purchased Assets;

(b)                                 Seller shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates other than those obligations related to Purchased Assets or securities consisting of Purchased Assets;

(c)                                  Seller shall use only its own assets to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses), provided that the foregoing shall not require any Person to make any capital contribution to Seller;

(d)                                 Seller shall comply with the provisions of its organizational documents;

(e)                                  Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

(f)                                   Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law; provided that appropriate notation shall be made on such consolidated financial statements to indicate that Seller’s assets are pledged as collateral for another security agreement) and file its own tax returns (except to the extent Seller is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under Requirements of Law);

(g)                                  Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate) (other than for tax purposes and with respect to consolidated financial statements), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name or through a servicer on its behalf, and shall not identify itself or any of its Affiliates as a division of the other;

(h)                                 Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent, provided that the foregoing shall not require any Person to make any capital contribution to Seller;

(i)                                     Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person (it being understood that transfers of Seller’s funds to a centralized account payable system utilized by Seller and Guarantor and administered by Manager’s Parent from which Seller’s expenses are paid does not violate or breach this covenant) and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(j)                                    Seller shall maintain its properties, assets and bank accounts separate from those of any Affiliate or any other Person;

(k)                                 Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(l)                                     Seller shall not, without the prior written consent of its Independent Director, take any action that is reasonably expected to or is intended to result in an Act of Insolvency;

(m)                             Seller shall, at all times, have at least one (1) Independent Director;

(n)                                 Seller’s organizational documents shall provide that to the extent permitted by Requirements of Law any Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of

Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(o)                                 Seller shall not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(p)                                 Seller shall not pledge its assets to secure the obligations of any other Person (other than under the Transaction Documents);

(q)                                 Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(r)                                    Seller shall not create, incur, assume or suffer to exist any Indebtedness, Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (i) obligations under the Transaction Documents, (ii) obligations under the documents evidencing the Purchased Assets, and (iii) unsecured trade payables, in an aggregate amount not to exceed the Seller Threshold at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred unless subject to a bona fide dispute.

ARTICLE 13
EVENTS OF DEFAULT; REMEDIES; SET-OFF

(a)                                 Events of Default.  Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)                                     Failure to Repurchase or Repay.  Seller shall fail to repurchase Purchased Assets upon the applicable Repurchase Date or shall fail to repay the Purchase Price with respect to any Purchased Asset when and as required pursuant to the Transaction Documents.

(ii)                                  Failure to Pay Purchase Price Differential.  Seller shall fail to pay any accrued and unpaid Purchase Price Differential when due.

(iii)                               Failure to Cure Margin Deficit.  Seller shall fail to cure any Margin Deficit in accordance with Article 4 when due.

(iv)                              Failure to Remit Principal Payment.  Seller fails to remit (or cause to be remitted) to Buyer any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Article 5(e).

(v)                                 Failure to Pay Fees. Seller shall fail to pay any Exit Fee or any other fee hereunder as and when due.

(vi)                              Other Failure to Pay.  Seller shall fail to make any payment not otherwise enumerated that is owing to Buyer under the Transaction Documents that has become due, whether by acceleration or otherwise, and, if no notice and/or grace period is expressly provided for such payment in this Agreement, the same is not cured within two (2) Business Days after receipt of demand thereto from Buyer.

(vii)                           Act of Insolvency.   An Act of Insolvency occurs with respect to Seller or any Guarantor.

(viii)                        Admission of Inability to Pay.  Seller or any Guarantor shall admit in writing to any Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document.

(ix)                              Transaction Documents.  Any Transaction Document or a replacement therefor acceptable to Buyer shall for whatever reason be terminated (other than by Buyer without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Person (other than Buyer) shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Person (other than Buyer) shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document, provided with respect to the Servicing Agreement and Custodial Agreement it shall not be an Event of Default hereunder if such agreements are replaced by replacement agreements satisfactory to Buyer prior to termination.

(x)                                 Cross-Default.

(A)                               Seller shall be in default (beyond any applicable notice and cure periods) under any of its Indebtedness with an outstanding principal amount of at least the Seller Threshold, which default (A) is a monetary default or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, and Seller fails to repurchase all Purchased Assets within two (2) Business Days thereafter.

(B)                               Guarantor shall be in default (beyond any applicable notice and cure periods) under any of its Indebtedness with an outstanding principal amount of at least the Guarantor Threshold, which default (A) is a monetary default or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, and Seller fails to repurchase all Purchased Assets within two (2) Business Days thereafter.

(C)                               Guarantor shall be in a material non-payment default (beyond any applicable notice and cure periods) under any of its Indebtedness which default results in the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness with an asserted damage claim in excess of the Guarantor Threshold and Seller fails to repurchase all Purchased Assets within two (2) Business Days thereafter.

(xi)                              Judgment.  A final non appealable judgment by any competent court in the United States of America for the payment of money shall have been (A) rendered against Seller in an amount greater than the Seller Threshold or (B) rendered against Guarantor in an amount greater than the Guarantor Threshold, and in each case, such judgment remains undischarged or unpaid, unless the execution of such judgment is stayed by posting of cash, bond or other collateral acceptable to Buyer in the amount of such judgment within thirty (30) days after the entry thereof.

(xii)                           ERISA.  Seller shall violate the representations and warranties contained in Article 9(aa) (ERISA).

(xiii)                        Ownership; Security Interest.  Either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets or (B) if the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Collateral.

(xiv)                       Government or Regulatory Action.   Any Governmental Authority, or agency, any person, agency or entity acting or purporting to act under Governmental Authority or any regulatory or self-regulatory authority shall (1) have taken any action to displace the management of Seller in any material respect or curtail its authority in any material respect in the conduct of the business of Seller and such action has not been dismissed or stayed within thirty (30) days or (2) have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor in any material respect.

(xv)                          Conveyance of Assets.  Any conveyance, transfer or disposal of all or substantially all assets of a Guarantor to any Person (other than a Subsidiary of Guarantor).

(xvi)                       Change of Control.  A Change of Control shall occur without the prior written consent of Buyer; provided, however if the event causing the Change of Control is of the type referred to in clause (a) of the definition of Change of Control and Buyer has not delivered its consent to such event, then such event shall not constitute a Default or Event of Default under this Agreement unless Seller fails to terminate this Agreement, repurchase the Purchased Assets and repay the Repurchase Price in full by not later than sixty (60) days after Seller’s receipt of written notice of such event.

(xvii)                    Representations.  Any representation, warranty or certification made by any Seller Party or any Servicer that is an Affiliate of any Seller Party to Buyer under this Agreement or any Transaction Document (other than any representation contained in Article 9(s)) shall have been incorrect or untrue when made or repeated or deemed to have been made or repeated in any material respect and, to the extent that such incorrect or untrue representation is capable of being cured by Seller, such breach is not cured by Seller within five (5) Business Days after the earlier of receipt of written notice thereof from Buyer or Seller’s knowledge of such incorrect or untrue representation.

(xviii)                 Guarantor Breach.  The breach by Guarantor of the covenants made by it in Article V of the Guaranty.

(xix)                       Merger; Consolidation.  A merger or consolidation of Seller or any Guarantor shall occur and either Guarantor and/or an Affiliate of such Guarantor is not the direct or indirect controlling surviving entity.

(xx)                          Sale of Assets.  The sale or transfer of all or substantially all assets of Seller or Guarantor to any person or entity other than an Affiliate of Seller or Guarantor other than sales of assets of Seller in accordance with the Transaction Documents.

(xxi)                       Other Covenant Default.  If Seller, or any Servicer that is an Affiliate of Seller, shall breach or fail to perform any of the terms, covenants or obligations under this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within the earlier of ten (10) Business Days after (a) delivery of notice thereof to Seller by Buyer, or (b) Knowledge by Seller of such breach or failure to perform; provided, however, that if such breach is not reasonably susceptible of cure within such ten (10) Business Day period, then, provided that Seller commences within such ten (10) Business Day period and diligently pursues a cure, such ten (10) Business day period shall be extended as reasonably necessary to complete the cure thereof for a period not to exceed ten (10) additional Business Days.

(b)                                 Remedies.  Seller shall appoint Buyer as attorney-in-fact of Seller in accordance with Exhibit V hereto for the purpose of taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i)                                     At the option of Buyer, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).

(ii)                                  If Buyer exercises or is deemed to have exercised the option referred to in Article 13(b)(i):

(A)                               Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date and Buyer may immediately terminate all Transactions pursuant to the Transaction Documents, in each case, with notice to Seller;

(B)                               to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to, but excluding, the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such

Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Account Bank or Seller pursuant to this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 13(b)(ii)(D));

(C)                               the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D)                               Upon prior notice to Seller, Buyer may in accordance with Requirements of Law (1) immediately after the Accelerated Repurchase Date, sell any and all of the Purchased Assets in its sole discretion, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the fair market value of such Purchased Assets, as determined by Buyer in its sole discretion, against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents.  The proceeds of any disposition of Purchased Assets effected pursuant to sub-clause (1) above shall be applied by Buyer in the order and manner set forth in Article 5(g).

(iii)                               The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, the Buyer may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets).  The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same Buyer, or in the same manner because the market for such Purchased Assets may not be liquid.  In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(iv)                              Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for the amount (including in connection with the enforcement of this Agreement) of all losses, out of pocket costs and expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default.

(v)                                 Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller.  Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vi)                              Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof.  All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(vii)                           Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c)                                  Set-off.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Seller hereby grants to Buyer and its Affiliates a right of set-off while an Event of Default exists, without notice to Seller, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or its Affiliates to Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received for the account of Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located).

Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts.  If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Article 13(c) shall be effective to create a charge or other security interest. This Article 13(c) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

ARTICLE 14
SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder (as well as the grant of the security interest in Article 6 hereof) constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 15
[INTENTIONALLY OMITTED]

ARTICLE 16
NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by electronic mail provided that such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address and person specified in Exhibit I hereto or to such other address and person as shall be designated from time to time by any party hereto in a written notice to the other parties hereto in the manner provided for in this Article 16.  A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or, if refused, the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery, upon delivery or, if refused, the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 16 or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article 16.  A party receiving a notice that does not comply with the technical requirements for notice under this Article 16 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 17
ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 18
NON-ASSIGNABILITY

(a)                                 No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Buyer (which may be granted or withheld in Buyer’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Buyer shall be null and void.

(b)                                 Buyer may, without consent of Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 8(a)) to any Person and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer provided, that, so long as no Event of Default has occurred and is continuing, (i) Buyer shall act as exclusive agent for all assignees or participants with respect to any such assignment or participation in any dealings with Seller (subject to the immediately succeeding sentence) with regard to this Agreement and the Transactions, (ii) Seller’s obligations hereunder are not increased and its rights hereunder are not impaired without Seller’s written consent and (iii) such Person shall be a Qualified Transferee.  In connection with any sale, assignment or transfer by Buyer hereunder, other than a sale, assignment, transfer or participation of one hundred percent (100%) of its rights and obligations under the Transaction Documents, provided that no Event of Default has occurred and is continuing, Buyer shall continue to control decision-making with respect to the Purchased Assets, determining whether to purchase any Eligible Asset in a Transaction and determining the Market Value of the Purchased Assets.  Seller agrees to cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest.  In connection with any sale, assignment or transfer by Buyer hereunder other than a sale, assignment, transfer or participation by Buyer of one hundred percent (100%) of its rights and obligations under the Transaction Documents provided no Event of Default has occurred and is continuing (i) Buyer shall retain control and authority over its rights and obligations under the Transaction Documents and any Transaction and (ii) Seller shall not be obligated or required to deal directly with any Person other than Buyer.

(c)                                  Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

(d)                                 Seller shall maintain a record of ownership (the “Register”) identifying the name and address of each assignee hereunder and the amount of each such assignee’s interest in the Purchased Assets, which Register is intended to be maintained in accordance with Section 5f.103-1(c) of the Treasury Regulations.  Transfers made pursuant to Article 18(b) shall be recorded upon such Register.  Such Register shall be available for inspection by Buyer at any reasonable time and from time to time upon reasonable prior notice.  The entries in the Register shall be conclusive absent manifest error, and Seller and Buyer shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement.

(e)                                  If Buyer sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, Buyer shall, acting for this purposes as an agent of the Seller, maintain a record of ownership (the “Participant Register”) identifying the name and address of each participant and the amount of each such participant’s interest in the Purchased Assets, provided that the Buyer and any such other participant shall not have any obligation to disclose all or any portion of the Participation Register (including the identity of any participant or any information related to a participant’s interest in any Transaction Document) to any Person except to the extent necessary to establish that such interests are in registered form under Section 5f.103-1(c) of the Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error and Buyer shall treat each Person whose name is recorded in the Participant Register as the owners of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)                                   Buyer shall cause each assignee, participant or other transferee of Buyer to provide to Seller a property completed and duly executed United States Internal Revenue Service form W-9, W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY and/or, as appropriate, other applicable forms as described by the United States Internal Revenue Service or other certifications reasonably requested by Seller for purposes of compliance with applicable withholding provisions pursuant to the Internal Revenue Code and underlying Treasury Regulations.  Buyer and each assignee, participant or transferee hereby agrees to notify Seller of any change in circumstance that causes a certificate or document provided by it to Seller to no longer be true and to provide updated forms upon the obsolescence of any previously delivered form or promptly notify the Seller in writing of its legal inability to do so. Seller shall have no obligation to pay any additional amounts hereunder that may result from the tax status of any assignee, participant or transferee differing from the tax status of Buyer.

ARTICLE 19
GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 20
NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

ARTICLE 21
INTENT

(a)                                 The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code and (iii) all payments hereunder are deemed “margin payments” or settlement payments” as defined in the Bankruptcy Code.

(b)                                 The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 13 is in each case a contractual right to cause or exercise such right as described in Sections 362(b)(6), 555  and 561 of the Bankruptcy Code.

(c)                                  The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended

(“FDIA”), then this Agreement and each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)                                 The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)                                  The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code and a “securities contract” with the meaning of Section 555 and Section 559 of the Bankruptcy Code.

(f)                                   The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g)                                  It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes, each Transaction constitute a financing to Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes), and that Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes) be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes.  Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state, or local taxing authority.

ARTICLE 22
DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)                                 in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)                                 in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)                                  in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 23
CONSENT TO JURISDICTION; WAIVERS

(a)                                 Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)                                 To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)                                  The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.  The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Article 23 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)                                 EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(e)                                  EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER FROM THE OTHER PARTY OR ANY INDEMNIFIED PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.

ARTICLE 24
NO RELIANCE

Seller hereby acknowledges, represents and warrants to Buyer that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)                                 it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Buyer, other than the representations expressly set forth in the Transaction Documents;

(b)                                 it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by Buyer;

(c)                                  it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)                                 it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e)                                  no joint venture exists between Buyer and any Seller Party; and

(f)                                   Buyer is not acting as a fiduciary or financial, investment or commodity trading advisor for any Seller Party and Buyer has not given to any Seller Party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25
INDEMNITY AND EXPENSES

(a)                                 Seller hereby agrees to indemnify Buyer, Buyer’s Affiliates and each of their officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, reasonable, out-of-pocket costs and expenses or disbursements (including reasonable and documented attorneys’ fees and disbursements of outside counsel) (all of the foregoing included amounts, collectively “Indemnified Amounts”)  that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Event of Default or any Transaction or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. .  Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act.  In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller shall save, indemnify and hold Buyer harmless from and against all Indemnified Amounts suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under any Transaction Document or Transaction, including without limitation the reasonable and documented fees and disbursements of its counsel.  Seller hereby acknowledges that the obligations of Seller hereunder are recourse obligations of Seller.

(b)                                 Seller agrees to pay or reimburse on demand all of Buyer’s out of pocket costs and expenses, including, without limitation, the fees and expenses of accountants, reasonable attorneys and advisors, incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any enforcement of any of the provisions of the Transaction Documents, any preservation of the Buyer’s rights under the Transaction Documents or any performance by Buyer of any obligations of Seller in respect of any Purchased Asset, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise, (iv) the maintenance of the Collection Account and registering the Collateral in the name of Buyer or its nominee, (v) any default by Seller in repurchasing the Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (vi) any payment of the Repurchase Price on any day other than a Remittance Date or conversion to the Alternative Rate in accordance with Article 3(g) on any day other than a Pricing Rate Determination Date (including in each case, without limitation, as a consequence of terminating any hedging transactions entered into by Buyer in relation to the Purchased Asset) (“Breakage Costs”), (vii) any failure by Seller to sell any Eligible Asset to Buyer on the Purchase Date thereof, (viii) any actions taken to perfect or continue any lien created under any Transaction Document, (ix) Buyer owning any Purchased Asset or other Purchased Item and/or (x) any due diligence performed by Buyer in accordance with Article 26.  All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.  A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Seller absent manifest error.

(c)                                  This Article 25 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

(d)                                 This Article 25 shall have no application with respect to Taxes other than any Covered Taxes that represent, losses, claims, damages, etc. arising from any non-Tax claim.

ARTICLE 26
DUE DILIGENCE

(a)                                 Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, the Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise.  Seller agrees that upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Buyer and any of its agents, representatives or permitted assigns to the offices of Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

(b)                                 Seller agrees that it shall, promptly upon reasonable request of Buyer, deliver (or shall cause to be delivered) to Buyer and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Buyer in accordance with Article 26(a).

(c)                                  Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Buyer and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 26(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Buyer reasonably needs to discuss with such Person.

(d)                                 Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets.  Buyer may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting.  Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof.

(e)                                  Seller hereby acknowledges and agrees that Buyer shall have the right to commission and order an Appraisal of any Mortgaged Property at any time and from time to time, and Seller shall be responsible for the out of pocket costs and expenses incurred by Buyer in obtaining one such Appraisal for the Mortgaged Property or Properties securing a Purchased Asset during any twelve (12) consecutive month period, commencing with the second year after the related Purchase Date.  Seller shall cooperate with Buyer in connection with the commission or order of any Appraisal by Buyer, and, subject to the relevant Purchased Asset Documents, Seller shall use commercially reasonable efforts to cause the applicable Mortgagor to cooperate with Buyer in obtaining any such Appraisal, including, without limitation, by providing Buyer with access to the Mortgaged Property.

(f)                                   Seller agrees to reimburse Buyer on demand for any and all out of pocket costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred by Buyer in connection with its due diligence activities pursuant to this Article 26.

ARTICLE 27
SERVICING

(a)                                 The parties hereto agree and acknowledge that the Purchased Assets are sold to Buyer on a “servicing released” basis and Buyer is the sole owner of all Servicing Rights with respect to each Purchased Asset so long as such Purchased Asset is subject to this Agreement.  Notwithstanding the foregoing, Seller shall be granted a revocable license (which license shall automatically be revoked upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets, and Seller shall, at Seller’s sole cost and expense, cause the Servicer to service the Purchased Assets in accordance with the Servicing Agreement and this Article 27 for the benefit of Buyer.  Notwithstanding the foregoing, Seller shall not take any Significant Modification of any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer.

(b)                                 The obligation of Servicer (or Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Buyer’s option, upon the earlier of (i) Buyer’s termination of Servicer in accordance with Article 27(c), or (ii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer.  Seller agrees to cooperate with Buyer in connection with any termination of Servicer.  Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Seller shall at its sole cost and expense transfer the servicing of the affected Purchased Assets to another Servicer approved by Buyer, such approval not to be unreasonably withheld, conditioned or delayed, as expeditiously as possible.

(c)                                  Buyer may, in its sole and absolute discretion, terminate Servicer or any sub-servicer with respect to any Purchased Asset (i) at any time that a default by the Servicer under the Servicing Agreement or the Servicing Letter exists after the expiration of any applicable grace, notice and/or cure period set forth therein or (ii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) and (ii), without payment of any penalty or termination fee by Buyer.

(d)                                 Seller shall not, and shall not permit Servicer to, employ any sub-servicers to service the Purchased Assets without the prior written approval of Buyer.  If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all Seller’s right, title and interest in the servicing agreement with such sub-servicer to Buyer.

(e)                                  Seller shall cause Servicer and any sub-servicer to service the Purchased Assets in accordance with Accepted Servicing Practices.  Seller shall cause Servicer (at the request of Buyer) and any sub-servicers engaged by Seller to execute a letter agreement with Buyer substantially in the form attached as Exhibit IX hereto (a “Servicer Letter”) acknowledging Buyer’s security interest in the Purchased Assets and agreeing to remit all Income received with respect to the Purchased Asset to the Collection Account in accordance with Article 5(e) or as otherwise directed by Buyer in accordance with the Servicer Letter.

(f)                                   Seller agrees that Buyer is the owner of all servicing records relating to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement.  Seller covenants to (or to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(g)                                  The payment of servicing fees shall be solely the responsibility of Seller and shall be subordinate to payment of amounts outstanding and due to Buyer under the Transaction Documents.

ARTICLE 28
MISCELLANEOUS

(a)                                 All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)                                 The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c)                                  The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)                                 Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)                                  This Agreement together with the other Transaction Documents contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f)                                   The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g)                                  Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h)                                 Unless otherwise specifically enumerated, wherever pursuant to this Agreement Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole and absolute discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Buyer shall be final and conclusive.

(i)                                     Buyer hereby acknowledges and agrees that except to the extent of the Guaranteed Obligations (as defined in the Guaranty) of the Guarantor pursuant to the Guaranty, and subject to the terms, conditions and limitations set forth therein, (a) all obligations of Seller under the Agreement and the other Transaction Documents are recourse obligations solely of Seller, and (b) none of the obligations of Seller under this Agreement and the other Transaction Documents are recourse to the  Guarantor or any of their Affiliates, subsidiaries, members, partners, officers, directors or personnel.

(j)                                    All information regarding the terms set forth in any of the Transaction Documents or the Transactions (the “Confidential Information”) shall be kept confidential and shall not be disclosed by either Seller or Buyer to any Person except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, accountants, attorneys, advisors and other representatives (collectively, “Representatives”) who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or Governmental Authority or required by Requirements of Law (including any disclosures required pursuant to any subpoena, legal process or other court or regulatory authority order), (c) to the extent required to be included in the financial statements of either Seller or Buyer or their respective Affiliates, (d) to the extent required to exercise any rights or remedies under the Transaction Documents or Purchased Asset Documents, (e) to the extent required to consummate and administer a Transaction, and (f) to any actual or prospective holder of a Participation Interest or other Person which agrees to comply with this Article 28(j); provided, however, that, except for disclosures made pursuant to clause (f) of this sentence, no such disclosure made with respect to any Transaction Document shall include a copy of such

Transaction Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.  In furtherance of the foregoing, Buyer agrees to keep confidential all non-public information delivered by or on behalf of Seller or either Guarantor or any of their Affiliates and shall not disclose such information other than as permitted or required pursuant to the foregoing clauses (a) through (f), inclusive, except that, after the occurrence of an Event of Default, all such information relating solely to any Purchased Asset and the Collateral, but not, for the avoidance of doubt, any such information relating to a Guarantor or any of its Affiliates, shall be automatically excluded from the provisions of this Article 28(j).

Notwithstanding anything in this Article 28(j) to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public through no fault of Buyer or any of its Representatives in violation of this Article 28(j); (ii) is or becomes available to Buyer or any of its Representatives on a non-confidential basis from a source other than Seller not known to Buyer or its Representatives to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality after due inquiry; (iii) is independently developed by Buyer or any of its Representatives without use of or reliance on, either directly or indirectly, any Confidential Information; (iv) was known to or in the possession of Buyer or any of its Representatives on a non-confidential basis, without appropriate documentary evidence thereof, prior to disclosure by Seller.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

SELLER:

TRMT CB LENDER LLC
a Delaware limited liability company

By:	/s/ David M. Blackman
	Name:	David M. Blackman
	Title:	Chief Executive Officer

[Signature Page to Master Repurchase Agreement]

BUYER:

CITIBANK, N.A.

By:	/s/ Richard B. Schlenger
	Name:	Richard B. Schlenger
	Title:	Authorized Signatory

[Signature Page to Master Repurchase Agreement]

EXHIBIT I

NAMES AND ADDRESSES FOR COMMUNICATIONS

Buyer:	Citibank, N.A.
390 Greenwich Street
New York, New York 10013
	Attn:	Richard Schlenger
	Tel:	(212) 816-7806
	Fax:	(212) 816-8307
	Email:	richard.schlenger@citi.com

with copies to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
	Attn:	Brian Krisberg, Esq.
	Tel:	(212) 839-8735
	Fax:	(212) 839-5599
	Email:	bkrisberg@sidley.com

Seller:	TRMT CB Lender LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
	Attn:	Douglas Lanois
	Tel:	(617) 658-0755
	Fax:	(617) 454-3645
	Email:	dlanois@tremontadv.com

with copies to:

Tremont Realty Advisors LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
	Attn:	Jennifer B. Clark, Esq.
	Tel:	(617) 796-8183
	Fax:	(617) 454-3645
	Email:	jclark@rmrgroupadvisors.com

and

Goulston & Storrs
400 Atlantic Avenue

Ex. I-1

Boston, Massachusetts 02110
Attn:	James H. Lerner, Esq.
Tel:	(617) 574-3525
Fax:	(617) 574-7607
Email:	jlerner@goulstonstorrs.com

Ex. I-2

EXHIBIT II

FORM OF TRANSACTION REQUEST

[DATE]

To:                             Citibank, N.A.

Re:                             Master Repurchase Agreement, dated as of February 9, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”) by and among TRMT CB Lender LLC and Citibank, N.A. (“Buyer”).

Ladies and Gentlemen:

Pursuant to Article 3(a) of the Repurchase Agreement, the undersigned hereby requests that Buyer enter into a Transaction with respect to the Eligible Asset(s) specified below in accordance with the other terms specified below.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Eligible Asset(s):	As identified on attached Schedule 1
Aggregate Principal Amount of Eligible Asset(s):	As identified on attached Schedule 1
Governing Agreements:	As identified on attached Schedule 1
Requested Purchase Price:	$
Purchase Price Percentage:	%
Effective Purchase Price Percentage:	%
Amount of Seller’s Future Funding Obligations:	$
Amount of Buyer’s Future Funding Advance Obligations:	$
Requested Purchase Date:
Seller’s Wiring Instructions:

Bank Name:	[ ]
ABA Number:	[ ]
Account Number:	[ ]
Reference:	[ ]

In connection with this request for a Transaction, the Requested Exceptions Report is attached as Schedule 2 hereto.  The applicable materials listed on the Due Diligence Checklist are also enclosed herewith or have been otherwise provided.

Ex. II-1

TRMT CB LENDER LLC

By:
Name:
Title:

Ex. II-2

Schedule 1 to Transaction Request

ASSET INFORMATION

Loan / Property Flag:

Number of Properties:

Borrower:

Property Name (for each property):

Property Address (for each property):

Origination Date:

Loan Amount:
Current Principal Balance	$
Maximum Principal Balance	$

Interest Rate:

Maturity Date:

Governing Agreements:

Ex. II-3

Schedule 2 to Transaction Request

REQUESTED EXCEPTIONS REPORT

INSTRUCTIONS:  LIST ANY AND ALL EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES AND ANY OTHER ELIGIBILITY CRITERIA CONTAINED IN THE REPURCHASE AGREEMENT THAT ARE APPLICABLE TO THE PROPOSED ASSET(S).

Ex. II-4

EXHIBIT III

FORM OF CONFIRMATION STATEMENT

[DATE]

To:          TRMT CB Lender LLC

Re:                             Master Repurchase Agreement, dated as of February 9, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”) by and among TRMT CB Lender LLC and Citibank, N.A. (“Buyer”).

Ladies and Gentlemen:

In accordance with Article 3(a) of the Repurchase Agreement, Buyer is pleased to deliver this written CONFIRMATION of its agreement to enter into a Transaction with you pursuant to which Buyer will purchase from you the Eligible Asset identified below on the terms set forth herein and in accordance with the Repurchase Agreement.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Purchase Date:	, 20
Eligible Asset(s):	As identified on attached Schedule 1
Aggregate Principal Amount of Eligible Asset(s):	As identified on attached Schedule 1
Governing Agreements:	As identified on attached Schedule 1
Repurchase Date:	, 20
Purchase Price:	$
Initial Market Value of Purchased Asset:	$
Purchase Price Debt Yield	%

Pricing Rate:	LIBOR plus Applicable Spread of basis points
Purchase Price Percentage: Effective Purchase Price Percentage:	% %

Amount of Seller’s Future Funding Obligations:	$
Purchase Price LTV:	%

Ex. III-1

Amount of Buyer’s Future Funding Advance Obligations:	$

[FOR FUTURE FUNDING ADVANCE DRAW, IF APPLICABLE][In addition to the satisfaction of all terms and conditions set forth in the Repurchase Agreement, the pending Transaction shall be subject to the following conditions precedent:]

[FUTURE FUNDING ADVANCE DRAW CONDITIONS PRECEDENT TO BE ADDED]

Seller’s Wiring Instructions:

Bank Name:	[ ]
ABA Number:	[ ]
Account Number:	[ ]
Reference:	[ ]

You hereby certify that the proposed Purchased Asset is an Eligible Asset and that the representations and warranties in Article 9 of the Repurchase Agreement (subject to other Transactions and subject to any exceptions set forth in the Requested Exceptions Report attached to the Transaction Request for the pending Transaction) are true correct and complete on and as of the Purchase Date for the pending Transaction in all material respects (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Please evidence your agreement to proceed with the proposed Transaction by promptly returning to Buyer a countersigned counterpart of this Confirmation.

CITIBANK, N.A.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

TRMT CB LENDER LLC

By:
Name:
Title:

Ex. III-2

Schedule 1 to Confirmation Statement

ASSET INFORMATION

Loan / Property Flag:

Number of Properties:

Borrower:

Property Name (for each property):

Property Address (for each property):

Origination Date:

Loan Amount:
Current Principal Balance	$
Maximum Principal Balance	$

Interest Rate:

Maturity Date:

Governing Agreements:

Ex. III-3

EXHIBIT IV

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Title	Specimen Signature

Ex. IV-1

EXHIBIT V

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that TRMT CB Lender LLC, a Delaware limited liability company (“Seller”), does hereby appoint Citibank, N.A. (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead, in any way that Seller could do with respect to (i)  the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes and Assignments of Mortgages, and any transfer documents related thereto, (ii)  the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other uniform commercial code forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets and (iv) upon the occurrence and during the continuance of an Event of Default, the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase Agreement, dated as of February 9, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and between Seller and Buyer, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT AND ACTED AT THE DIRECTION OF BUYER.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[SIGNATURE PAGE FOLLOWS]

Ex. V-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this       day of            , 20    .

TRMT CB LENDER LLC

By:
Name:
Title:

STATE OF                                   )

COUNTY OF                               )

On         , 20   , before me,                                  , a Notary Public, personally appeared                                  , who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the                             that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature
(Seal)

Ex. V-2

EXHIBIT VI

FORM OF COVENANT COMPLIANCE CERTIFICATE

[DATE]

Citibank, N.A.
390 Greenwich Street

New York, New York 10013

Re:                             Master Repurchase Agreement, dated as of February 9, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Citibank, N.A. (“Buyer”) and TRMT CB Lender LLC (“Seller”)

Ladies and Gentlemen:

This Compliance Certificate is furnished pursuant to that Master Repurchase Agreement and the Guaranty dated as of February 9, 2018 (the “Guaranty”) made by Tremont Mortgage Trust, a Maryland real estate investment trust (“Guarantor”), in favor of Buyer.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(v)                                 I am a duly elected, qualified and authorized [Chief Financial Officer] of Guarantor.

(vi)                              All of the financial statements, calculations and other information set forth in this Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct in all material respects as of the date hereof.

(vii)                           I have reviewed the terms of the Master Repurchase Agreement, the Guaranty and the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Seller Parties during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

(viii)                        As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(b)(iv) or 11(b)(v) of the Master Repurchase Agreement, each Seller Party has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Master Repurchase

Ex. VI-1

Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it in all material respects.

(ix)                              The examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements, or as of the date of this Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

(x)                                 Attached hereto are the financial statements required to be delivered pursuant to Article 11(b) of the Master Repurchase Agreement, which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present, the financial condition and results of operations of Guarantor as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11(b) of the Master Repurchase Agreement.

(xi)                              Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in the Guaranty.

Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Seller Party has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Compliance Certificate, are made and delivered as of the date first above written.

Name:
Title:

Ex. VI-2

EXHIBIT VII

DUE DILIGENCE CHECKLIST

General Information

Asset Summary Report, including without limitation, material issues summary (credit and/or underwriting) and market analysis

Site Inspection Report

Maps and Photos

Summary of Qualified Transferee Requirements

Borrower/Sponsor Information

Credit Reports

Financial Statements

Tax Returns (to the extent obtained by the applicable Seller or required by the loan documents)

Borrower Structure or Org Chart

Bankruptcy and Foreclosure History

Property Information

Historical Operating Statements

Rent Rolls

Budget

Retail Sales Figures (to the extent obtained by the applicable Seller or required by the loan documents)

Leasing Information (to the extent required by the loan documents)

Stacking Plan

Major Leases and Abstracts (to the extent abstracts are prepared or available)

Tenant Estoppels

Standard Lease Forms

SNDA’s

Third Party Reports(1) and Internal Reviews

Appraisals

Engineering Reports

Environmental Reports (Phase I and, if recommended in Phase I, II)

Insurance Review (including Evidence of Insurance if not otherwise included in Legal Binder)

Seismic Reports

Title Policy or final Pro Forma or binding “marked commitment”

Survey

Zoning Report

Flood Zone Certificates

For Hotel Assets

Hotel Franchise Compliance Reports

Hotel Franchise Agreement and Abstract

Hotel Franchise Comfort Letters

Documentation

Purchase and Sale Agreement

Closing Statement

Complete Legal Binder

Ground Lease and Abstract (to the extent abstracts are prepared or available)

Management Contract and Abstract (to the extent abstracts are prepared or available)

(1)  All third party reports must be (1) satisfactory to Buyer in accordance with its underwriting policies then in effect and (2) sufficient to cause Buyer to be in compliance with all applicable regulatory requirements.

Ex. VIl-1

EXHIBIT VIII

FORM OF MARGIN CALL NOTICE

[DATE]

Via Electronic Transmission

To:          TRMT CB Lender LLC

Re:                             Master Repurchase Agreement, dated as of February 9, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and between TRMT CB Lender LLC (“Seller”) and Citibank, N.A. (“Buyer”).

Ladies and Gentlemen:

Pursuant to Article 4(a) of the Repurchase Agreement, Buyer hereby notifies Seller that a Margin Deficit has occurred as set forth below.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

(a)           Aggregate Market Value of all Purchased Assets:        $

(b)           Aggregate Margin Amount of all Purchased Assets:    $

A Margin Deficit exists when the amount in (a) above is less than the amount in (b) above.

(c)           Margin Deficit ((b) above minus (a) above):  $

WHEN A MARGIN DEFICIT EXISTS, SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED IN (c) ABOVE IN ACCORDANCE WITH THE REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(b) THEREOF.

CITIBANK, N.A.

By:
Name:
Title:

Ex. VIll-I

EXHIBIT IX

FORM OF SERVICER LETTER

(attached)

Ex. IX-1

EXECUTION VERSION

SERVICER ACKNOWLEDGMENT AND IRREVOCABLE
INSTRUCTION LETTER

February 9, 2018

Midland Loan Services,

a Division of PNC Bank, National Association

10851 Mastin, Suite 300

Overland Park, Kansas 66210

Attention: Executive Vice President — Division Head

Re:                             Master Repurchase Agreement, dated as of the date hereof by and between TRMT CB Lender LLC (“Seller”) and Citibank, N.A. (“Buyer”) (as amended, supplemented, replaced or modified from time to time, the “Repurchase Agreement”.

Ladies and Gentlemen:

1.              Midland Loan Services, a Division of PNC Bank, National Association (in such capacity, “Servicer”), is servicing the mortgage loans listed on Exhibit A attached hereto, as such list shall be updated from time to time by Seller or Buyer (together with the related mortgaged properties, the “Serviced Loans”) pursuant to that certain Master Servicing Agreement, dated as of the date hereof, among Servicer, Tremont Realty Advisors LLC, a Maryland limited liability company (“Manager”), and Seller (the “Servicing Agreement”).  Capitalized terms used herein and not defined herein shall have the meanings given in the Servicing Agreement.

2.              Servicer is hereby notified that Seller has sold the Serviced Loans to Buyer pursuant to the Repurchase Agreement, and such Serviced Loans are also subject to a security interest in favor of Buyer.

3.              Pursuant to Section 3.02 of the Servicing Agreement, Seller and Buyer hereby direct Servicer to, and Servicer shall, establish and maintain an account (the “Collection Account”) for the benefit of the Buyer and to deposit into the Collection Account all payments, collections and other amounts received by it with respect to the Serviced Loans (such amounts, “Income”) within one (1) Business Day following receipt and identification thereof.  The Collection Account shall be denominated “Midland Loan Services, a Division of PNC Bank, National Association, on behalf of TRMT CB Lender LLC for the benefit of Citibank, N.A.”, or in such other manner as Servicer and Seller mutually agree.

4.              Notwithstanding anything to the contrary herein or in the Servicing Agreement, (a) on the Remittance Date, funds in the Collection Account shall be remitted, net of any amounts that the Servicer is expressly permitted in the Servicing Agreement to withdraw or retain with respect to the Serviced Loans:  (i) so long as Servicer has not received a Notice (as defined below), in accordance with the most recent written instructions received by Servicer from Seller, or (ii) following receipt by Servicer of a Notice (as defined below), in accordance with written instructions received from Buyer, and (b) in the case of Principal Payments in full of any Serviced Loan, Servicer shall remit to Buyer, pursuant to instructions received from Seller, within one (1) Business Day of receipt and identification, the amount due Buyer, net of any amounts that the Servicer is expressly permitted in the Servicing Agreement to withdraw or retain with respect to the Serviced Loans.  Buyer and Seller shall only give instructions to Servicer and apply amounts received by Servicer in accordance with the terms and conditions of the Repurchase Agreement.

5.              Servicer and Seller acknowledge and agree that at all times: (a) subject to the Servicer’s rights under the Servicing Agreement, Buyer is the sole owner of the servicing rights and the Serviced Loans; (b) until the Notice (as defined below) is delivered to Servicer, Seller shall retain all obligations of Owner under the Servicing Agreement with respect to the Serviced Loans; (c) Servicer shall service the Serviced Loans on behalf of Buyer in accordance with the Servicing Agreement; (d) unless Buyer has sent and Servicer has received the Notice (as defined below), Seller has a limited revocable license to exercise the rights as Owner with respect to the Serviced Loans under the Servicing Agreement, (e) after Buyer has sent and Servicer has received the Notice (as defined below), Buyer shall be entitled to exercise and enforce the rights granted to Seller under the Servicing Agreement as modified by the terms of this instruction letter (including, without limitation, pursuant to Sections 3.02, 7.02, and 8.01 of the Servicing Agreement) and (f) the Servicing Agreement may not be modified or amended and no “Servicer Events of Default” thereunder may be waived, in each case, without the prior written consent of Buyer.

1.              Servicer, Buyer and Seller acknowledge and irrevocably agree that following Buyer’s delivery to Servicer and Servicer’s receipt at the addresses for Servicer in the Servicing Agreement of written notice that an Event of Default (each as defined in the Repurchase Agreement) exists and, if applicable, Seller’s limited revocable license to exercise certain servicing rights as Owner has been revoked in accordance with the Repurchase Agreement (the “Notice”), Servicer shall: (a) only follow the instructions of Buyer with respect to the Serviced Loans as if Buyer were Seller under the Servicing Agreement, (b) continue to perform loan servicing under the Servicing Agreement until such time as Buyer in its discretion, by written notice to Servicer, terminates the Servicing Agreement with respect to the Serviced Loans in accordance with the procedures set forth in the Servicing Agreement as modified by this letter agreement, and transfers servicing of the Serviced Loans to Buyer or Buyer’s designee, at Seller’s cost and expense, and (c) continue to deliver to Buyer any information with respect to the Serviced Loans that Servicer would otherwise be required to deliver to Owner with respect to the Serviced Loans under the Servicing Agreement.  Following delivery of the Notice, Buyer shall be treated for all purposes as “Owner” under the Servicing Agreement and shall be deemed to have assumed the obligations of “Owner” under the Servicing Agreement that arise from actions, inactions or events first occurring on or after the date of delivery of the Notice to Servicer.  For the avoidance of doubt, Buyer shall have no liability or obligation with respect to any obligations or liabilities arising from actions or events occurring prior to the date of the delivery of the Notice.  Upon termination by Buyer of the Servicing Agreement, Servicer and Seller shall reasonably cooperate with Buyer in the transfer of servicing responsibilities of the Serviced Loans to Buyer or its designee.  Buyer and Seller acknowledge that Servicer shall have no liability for any action, inactions or instructions directed or requested by Seller with respect to the Serviced Loans prior to Servicer having received the Notice.  Following receipt of the Notice, Servicer shall not take any action directed or requested by Seller.  Upon Servicer’s receipt of the Notice from Buyer, although Servicer retains the right to terminate the Servicing Agreement in accordance with the terms thereof, in no event will Servicer terminate the Servicing Agreement unless and until Servicer has transferred all funds to an account or accounts which have been reasonably and timely designated by Buyer.

2.              Notwithstanding any contrary information which may be delivered to Servicer by Seller, Servicer may conclusively rely (without any duty of inquiry or investigation) on any direction, approval, consent, instruction, communication, information or Notice received from Buyer as fully authorized, valid and binding. Servicer is hereby and shall be released by Seller, Buyer and their Affiliates from any and all liability resulting from its reliance on any information, direction, approval, consent, instruction, communication or Notice delivered by Buyer to Servicer.  The parties hereto agree that Buyer is an intended third party beneficiary of the performance of Servicer’s rights to Seller under the Servicing Agreement.

3.              Servicer further agrees that it shall send Buyer copies of all reports and notices provided to Owner under the Servicing Agreement concurrently with providing such reports and notices to Owner in the manner for delivery of notices under the Servicing Agreement at the addresses set forth in the Servicing Agreement.

4.              Buyer hereby approves the Servicing Agreement in the form attached hereto as Exhibit B.

5.              Subject to Sections 5 and 6 hereof, Seller, as owner of the Serviced Loans, shall be responsible for payment of any fees, expenses and indemnities that may be due and owing pursuant to the Servicing Agreement, and except as otherwise provided herein, Buyer shall not be responsible for the payment of any such amounts.

6.              This letter agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument.

7.              This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles thereof other than Section 5-1401 of the New York General Obligations law, which shall govern.

8.              Servicer, Seller and Buyer have executed this letter agreement below to evidence their consent to the terms, covenants and conditions contained in this letter agreement.

[Remainder of Page Intentionally Blank]

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.

Very truly yours,

CITIBANK, N.A.,
a national banking association

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO BY:

SERVICER;

MIDLAND LOAN SERVICES, A DIVISION OF
PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

SELLER:

TRMT CB LENDER LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A

SERVICED LOANS

Serviced Loan Name	Serviced Loan Number	Original Principal Balance

EXHIBIT B

SERVICING AGREEMENT

EXHIBIT X

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET

(attached)

Ex. XI-1

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET

For purposes of the representations and warranties contained in this Exhibit X, the phrases “the Seller’s knowledge” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual knowledge of the chief financial officer or chief executive officer (whether by use of the words “knowledge” or “know”), unless otherwise expressly specified of such Person.  All information contained in documents which are part of the Servicing Records shall be deemed to be within the Seller’s knowledge.

Capitalized terms used but not defined in this Exhibit X shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit X is attached.

CERTAIN DEFINED TERMS

“Anticipated Repayment Date” shall mean, with respect to any Mortgage Loan that is identified on the related Seller Asset Schedule as an ARD Loan, the date upon which such Mortgage Loan commences accruing interest at an increased interest rate.

“ARD Loan” shall mean a Mortgage Loan the terms of which provide that if, after an Anticipated Repayment Date, the related Mortgagor has not prepaid such Mortgage Loan in full, any principal outstanding on the Anticipated Repayment Date will accrue interest at an increased interest rate.

“Assignment of Leases” shall mean any assignment of leases, rents and profits or similar document or instrument executed by a Mortgagor in connection with the origination of a Mortgage Loan.

“Fixed Rate Loan” shall mean any Mortgage Loan for which interest accrues at a fixed rate.

“Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Servicing Records” shall mean the servicing records relating to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases,

Ex. X-2

computer tapes, proof of insurance coverage, copies of insurance policies, appraisals, copies of other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets, provided that Servicer shall not hold any originals of documents required to be included as originals in the Purchased Asset File.

“Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a maximum principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any significant assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

“Treasury Regulations” shall mean applicable final or temporary regulations of the U.S. Department of the Treasury.

REPRESENTATIONS AND WARRANTIES

A.            Mortgage Loans.  With respect to each Mortgage Loan that (i) constitutes a Purchased Asset or (ii) is related to a Purchased Asset that is a Mortgage Note:

(1)           Complete Servicing File.  All documents comprising the Servicing Records are in the possession of the Servicer.

(2)           Type of Purchased Asset; Ownership of Purchased Assets.  Immediately prior to the sale, transfer and assignment to Purchaser, no Purchased Asset was subject to any assignment (other than assignments to the Seller), participation or pledge, and the Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset other than Permitted Liens (as defined in the Purchased Asset Documents) and Permitted Encumbrances (as defined below).  Seller has full right and authority to sell, assign and transfer each Purchased Asset, and upon the insertion of Purchaser’s name where applicable and countersignature by Purchaser where applicable, the assignment to Purchaser constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset.

(3)           Purchased Asset File.  The Purchased Asset File contains a true, correct and complete copy (or, if required by the Custodial Agreement, original) of each document evidencing or securing the Purchased Asset, or affecting the rights of any

Ex. X-3

holder thereof.  To the Seller’s knowledge, with respect to any document contained in the Purchased Asset File that is required to be recorded or filed in accordance with the requirements set forth in the Custodial Agreement, such document is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction and has been or will be recorded or filed as required by the Custodial Agreement.    With respect to each assignment, assumption, modification, consolidation or extension contained in the Purchased Asset File, if the document or agreement being assigned, assumed, modified, consolidated or extended is required to be recorded or filed, to the Seller’s knowledge, such assignment, assumption, modification, consolidation or extension is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction.

(4)           Whole Loans.  Such Mortgage Loan is a whole Mortgage Loan and not a Participation Interest or other partial interest in a Mortgage Loan.

(5)           Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument) and other agreement executed by or on behalf of the related Mortgagor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) anti-deficiency laws, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, to Seller’s knowledge, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other operative Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other operative Purchased Asset Documents.

(6)           Mortgage Provisions.  Subject to the Standard Qualifications, the Purchased Asset Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure.

Ex. X-4

(7)           Hotel Provisions.  The Purchased Asset Documents for each Mortgage Loan that is secured by a hotel property operated pursuant to a franchise agreement or license agreement include an executed copy of such franchise agreement or license agreement as well as a comfort letter or similar agreement signed by the Mortgagor and franchisor or licensor of such property enforceable by the Purchaser or any subsequent holder of such Mortgage Loan (including a securitization trustee) against such franchisor, either directly or as an assignee of the originator, or pursuant to a replacement comfort letter or similar agreement with Purchaser. Subject to the Standard Qualifications, the Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a valid and enforceable security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(8)           Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Purchased Asset File (a) the material terms of each Mortgage, Mortgage Note, Mortgage Loan guaranty and related operative Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) the Mortgagor has not been released from its material obligations under the related Purchased Asset Documents.

(9)           Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from the Seller will constitute a legal, valid and binding assignment from the Seller.  Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor.  Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the related Seller Asset Schedule and Exception Report, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) or any other title exceptions identified to Purchaser in a requested Exceptions Report (“Title Exceptions”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances or any Title Exceptions) as of the origination date of the related Mortgage Loan and as of the related Purchase Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy, and, to the Seller’s knowledge and subject to the rights of tenants (subject to and excepting Permitted Encumbrances and any other Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below).  Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the

Ex. X-5

extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(10)         Permitted Liens; Title Insurance.  Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized with any other Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”).  Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(11)         Junior Liens.  It being understood that B notes secured (and any other Purchased Assets that are cross-collateralized and/or cross defaulted with a Purchased Asset) by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except as set forth on the related Transaction Request, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (9) above), and equipment and other personal property financing).  Except as set forth on the related Transaction Request, to Seller’s knowledge there is no mezzanine debt secured directly by interests in the related Mortgagor.

Ex. X-6

(12)         Assignment of Leases and Rents.  There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage).  Subject to Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(13)         UCC Filings.  If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage or any other personal property leases applicable to such personal property), to the extent a security interest may be perfected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard Qualifications, each related UCC financing statement (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(14)         Condition of Property.  The Seller or the originator of the Purchased Asset (or related Mortgage Loan, as applicable) inspected or caused to be inspected each related Mortgaged Property no more than six (6) months prior to the origination of such Purchased Asset (or related Mortgage Loan, as applicable) or no more than six (6) months prior to the related Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of such Mortgage Loan no more than six (6) months prior to origination, which indicates that the related Mortgaged Property is free of any material damage, except to the extent that such material damage (i) would not have a material adverse effect on the value of such Mortgaged Property as security for the related Purchased Asset, (ii) has been repaired in all material respects or (iii) has not yet been repaired but is addressed by the escrow of funds established in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its

Ex. X-7

own account have been established, which escrowed amount will in all events be in an aggregate amount not less than the estimated cost of the necessary repairs. Seller has no knowledge of any issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report or property condition assessment and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(15)         Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(16)         Condemnation.  As of the date of origination of such Mortgage Loan and to the Seller’s knowledge, as of the Purchase Date, there is no proceeding pending and, to the Seller’s knowledge as of the date of origination of such Mortgage Loan and as of the Purchase Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(17)         Actions Concerning Mortgage Loan.  As of the date of origination of such Mortgage Loan and to the Seller’s knowledge, as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current principal use of the Mortgaged Property.

(18)         Escrow Deposits.  All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller or its Servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and the right to all such escrows and deposits that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by the Seller to Purchaser or its Servicer.

Ex. X-8

(19)         No Holdbacks.  The principal amount of the Mortgage Loan stated on the related Transaction Request has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback), except as set forth in the related Confirmation.

(20)         Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Purchased Asset Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, “A” from Moody’s or “A-” from S&P (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (x) the original principal balance of the Mortgage Loan and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mortgage Loan on a single asset with a maximum principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and

Ex. X-9

death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance.  If the resulting report concluded that the SEL or PML, as applicable would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured.  Such insurance policies will inure to the benefit of the Purchaser.  Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for premiums.  All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(21)         Access; Utilities; Separate Tax Lots.  Each Mortgaged Property (a) is, to the Seller’s knowledge, located on or adjacent to a public road and has direct legal access to such road, or has access  via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is, to the Seller’s knowledge, served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an

Ex. X-10

endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(22)         No Encroachments.  To the Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Purchased Asset (or related Mortgage Loan, as applicable), (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset (or related Mortgage Loan, as applicable) are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and (c) no improvements encroach upon any easements except for encroachments that do not violate the terms of the easement, do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained with respect to the Title Policy.

(23)         No Contingent Interest or Equity Participation.  No Mortgage Loan has a shared appreciation feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

(24)         REMIC. To the extent Seller identifies such Mortgage Loan to Buyer as being eligible for a “real estate mortgage investment conduit” (“REMIC”) (a “REMIC Eligible Loan”), the Purchased Asset is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Purchased Asset to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Asset and (B) either: (a) such Purchased Asset is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Purchased Asset was originated at least equal to 80% of the adjusted issue price of the Purchased Asset on such date or (ii) at the Purchase Date at least equal to 80% of the adjusted issue price of the Purchased Asset on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Purchased Asset and (B) a proportionate amount of any lien that is in parity with the Purchased Asset; or (b) substantially all of the proceeds

Ex. X-11

of such Purchased Asset were used to acquire, improve or protect the real property which served as the only security for such Purchased Asset (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)).  If the Purchased Asset was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Purchased Asset was originated) or sub-clause (B)(a)(ii), including the proviso thereto.  Any prepayment premium and yield maintenance charges applicable to the Purchased Asset constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(25)         Compliance with Usury Laws.  The interest rate (exclusive of any default interest, late charges, yield maintenance charges or prepayment premiums) of such Mortgage Loan complied as of the date of origination of such Mortgage Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(26)         Authorized to do Business.  To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by any holder thereof.

(27)         Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, as of the date of origination of the related Mortgage Loan and, to the Seller’s knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(28)         Local Law Compliance.  To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws other than those which (i) are insured by the Title Policy or law and ordinance insurance coverage has been obtained or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property.  The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

Ex. X-12

(29)         Licenses and Permits.  Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and, to the Seller’s knowledge based upon any of a letter from any government authorities, a consultant’s report, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans; all such material licenses, permits and applicable governmental authorizations are in effect.  The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(30)         Recourse Obligations.  The Purchased Asset Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan, (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

(31)         Mortgage Releases.  The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (c) for a REMIC Eligible Loan, either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Purchased Asset within the meaning of Treasury Regulations

Ex. X-13

Section 1.860G-2(b)(2) and (ii) would not cause the subject Purchased Asset to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), for all Purchased Assets originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Purchased Asset outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by any applicable legal requirements relating to any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any interest in all or any portion of such Purchased Asset.

With respect to any partial release under the preceding clause (d) for a REMIC Eligible Loan, for all Purchased Assets originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Purchased Asset in an amount not less than the amount required by any applicable legal requirements relating to any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any interest in all or any portion of such Purchased Asset and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Purchased Asset.

No Purchased Asset that is a REMIC Eligible Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Purchased Asset permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the any applicable legal requirements relating to any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any interest in all or any portion of such Purchased Asset.

(32)         Financial Reporting and Rent Rolls.  The Purchased Asset Documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(33)         Acts of Terrorism Exclusion.  With respect to each Mortgage Loan with a maximum principal balance over $20 million, the related special-form all-risk insurance

Ex. X-14

policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Mortgage Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(34)         Due-on-Sale or Encumbrance.  Subject to certain exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged

Ex. X-15

Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Interest in such Mortgage Loan or subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances; provided, however, that the Mortgage Loan may provide a mechanism for the assumption of the Mortgage Loan by a third party upon the Mortgagor’s satisfaction of certain conditions precedent and the payment of a required transfer fee.  The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(35)         Single-Purpose Entity.  Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding.  Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a maximum principal balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a maximum principal balance of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.

(36)         Interest Rates.  With respect to each Mortgage Loan that is a Fixed Rate Loan, such Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan.  With respect to each Mortgage Loan that is a Floating Rate Loan, such Mortgage Loan bears interest at a floating rate of interest that is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(37)         Ground Leases.  With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the originator, its successors and assigns, Seller represents and warrants that:

(a)           The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recording in a form that is acceptable for recording in the applicable jurisdiction.  The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage.  No material change in the terms of the Ground Lease has occurred since the origination of the applicable Mortgage Loan, except by a written instrument which has been included in the Due Diligence Package.

Ex. X-16

(b)           The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended, modified, or cancelled or terminated by agreement of lessor and lessee without the prior written consent of the lender, and no such consent has been granted since the origination of the Mortgage Loan, except as reflected in any written instruments included in the related Purchased Asset File.

(c)           The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan.

(d)           The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.

(e)           The Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its assigns without the consent of the lessor thereunder (or if such consent is necessary it has been obtained), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor.

(f)            The Seller has not received any written notice of default under or notice of termination of such Ground Lease.  To the Seller’s knowledge, there is no default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Purchase Date.

(g)           The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any material default, and provides that no notice of default or termination is effective against lender unless such notice is given to the lender.

(h)           A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease.

(i)            Intentionally Omitted.

Ex. X-17

(j)                                    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k))  will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest.

(k)                                 In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest.

(l)                                     Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(38)                          Servicing.  To the Seller’s knowledge, the servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all respects, legal and have met Accepted Servicing Practices.

(39)                          Origination and Underwriting.  The origination practices of the Seller (or, to the Seller’s knowledge, the related originator if the Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit X.

(40)                          No Material Default; Payment Record.  No Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments.  To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would

Ex. X-18

constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit X.  No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Purchased Asset Documents.

(41)                          Bankruptcy.  As of the date of origination of such Mortgage Loan and to the Seller’s knowledge as of the Purchase Date, neither the Mortgaged Property (other than tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(42)                          Organization of Mortgagor.  With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

(43)                          Environmental Conditions.  A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within twelve (12) months prior to its origination date, and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Purchase Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal

Ex. X-19

liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(44)                          Appraisal.  The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Mortgage Loan origination date.  The appraisal is signed by an appraiser who is a Member of the Appraisal Institute and, to the Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of FIRREA, as in effect on the date such Purchased Asset was originated.

(45)                          Transaction Request.  The information pertaining to each Purchased Asset which is set forth in the related Transaction Request delivered to Purchaser is true and correct in all material respects as of the Purchase Date and contains all information required by the Agreement to be contained therein.

(46)                          Cross-Collateralization.  No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan, except as set forth in the Requested Exception Report.

(47)                          Advance of Funds by the Seller.  After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents).  Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(48)                          Compliance with Anti-Money Laundering Laws.  The Seller has complied in all material respects with all applicable anti-money laundering laws and regulations,

Ex. X-20

including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

(49)                          Affiliates.  The related Mortgagor is not an affiliate of the Seller.

Ex. X-21